UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐      Soliciting Material Pursuant to §240.14a-12

Brookdale Senior Living Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2010

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2010 Annual Meeting of Stockholders of Brookdale Senior Living Inc., to be held on Tuesday, June 15, 2010 at 10:00 A.M., local time, at our principal executive office located at 111 Westwood Place, Brentwood, Tennessee.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and the attached proxy statement.

We are pleased to take advantage of the U.S. Securities and Exchange Commission’s e-proxy rules that allow companies to electronically deliver proxy materials to their stockholders. We are furnishing proxy materials to our stockholders primarily via the Internet, which provides our stockholders the information they need while lowering printing and mailing costs and reducing the environmental impact of our Annual Meeting.  On or about April 30, 2010, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”). The Notice contains instructions on how to access our Proxy Statement and 2009 Annual Report over the Internet and vote online. The Notice also includes instructions on how a stockholder can request, free of charge, a paper copy of our Annual Meeting materials by mail.

All stockholders are cordially invited to attend the meeting.  Whether or not you expect to attend the meeting, it is important that your shares be represented and voted at the meeting. In addition to voting in person, stockholders of record may vote via a toll-free telephone number or over the Internet. Stockholders who received a paper copy of the Proxy Statement and 2009 Annual Report by mail may also vote by completing, signing and mailing the enclosed proxy card promptly in the return envelope provided.

FOR THE BOARD OF DIRECTORS OF
BROOKDALE SENIOR LIVING INC.

Wesley R. Edens
Chairman of the Board of Directors

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 15, 2010:  This Notice of Annual Meeting and Proxy Statement and the Annual Report for the year ended December 31, 2009 are available on the Internet at www.proxyvote.com.

BROOKDALE SENIOR LIVING INC.
111 Westwood Place, Suite 400
Brentwood, Tennessee 37027

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, JUNE 15, 2010

To the Stockholders:

The 2010 Annual Meeting of Stockholders of Brookdale Senior Living Inc. will be held on Tuesday, June 15, 2010 at 10:00 A.M., local time, at our principal executive office located at 111 Westwood Place, Brentwood, Tennessee, for the following purposes:

1.	to elect three Class II directors to hold office for a term of three years and until their successors are duly elected and qualified;

2.	to ratify the Audit Committee’s appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the 2010 fiscal year; and

3.	to transact such other business as may properly come before the Annual Meeting.

Your Board of Directors recommends that you vote in favor of the proposals set forth in this proxy statement.

Stockholders of record at the close of business on April 19, 2010 are entitled to notice of, and to vote at, the Annual Meeting, including any adjournments and postponements thereof. Our stock transfer books will remain open for the transfer of our common stock. A list of all stockholders entitled to vote at the meeting will be available for examination at our principal executive office located at 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027, for the ten days before the meeting between 9:00 A.M. and 5:00 P.M., local time, and at the place of the meeting during the meeting for any purpose germane to the meeting.

By Order of the Board of Directors,

T. Andrew Smith
Executive Vice President, General Counsel and Secretary

Brentwood, Tennessee
April 30, 2010

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE MEETING.  IN ADDITION TO VOTING IN PERSON, STOCKHOLDERS OF RECORD MAY VOTE VIA A TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET.  STOCKHOLDERS WHO RECEIVED A PAPER COPY OF THE PROXY STATEMENT AND 2009 ANNUAL REPORT BY MAIL MAY ALSO VOTE BY COMPLETING, SIGNING AND MAILING THE ENCLOSED PROXY CARD PROMPTLY IN THE RETURN ENVELOPE PROVIDED.  NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED WITHIN THE UNITED STATES.  WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE BY ONE OF THESE THREE METHODS.

TABLE OF CONTENTS

Page

General Information	1
Date, Time and Place of the Annual Meeting	1
Matters to be Considered at the Annual Meeting	1
Important Notice Regarding the Availability of Proxy Materials	1
Stockholders Entitled to Vote	2
Quorum; Required Vote	2
Voting	2
Revocability of Proxy	3
Persons Making the Solicitation	3
Recommendations of the Board of Directors	3

PROPOSAL NUMBER ONE – ELECTION OF DIRECTORS	4
Information Concerning Directors and Director Nominees	4
Legal Proceedings Involving Directors, Officers or Affiliates	6
Director Independence	6
Compensation of Directors	7
Meetings of the Board of Directors	10
Committees of the Board of Directors	10
Corporate Governance	13
Board Leadership Structure	14
Risk Oversight	14
Communications from Stockholders	14

COMPENSATION OF EXECUTIVE OFFICERS	15
Compensation Discussion and Analysis	15
Summary Compensation Table	28
Grants of Plan-Based Awards in Fiscal 2009	29
Outstanding Equity Awards at 2009 Fiscal Year-End	30
Stock Vested in Fiscal 2009	31
Pension Benefits	31
Nonqualified Deferred Compensation	31
Potential Payments Upon Termination or Change in Control	32
Compensation Committee Interlocks and Insider Participation	34
Compensation Committee Report	35

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	36
Section 16(a) Beneficial Ownership Reporting Compliance	38

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	39
Policies and Procedures for Related Party Transactions	42

AUDIT COMMITTEE REPORT	43

PROPOSAL NUMBER TWO – RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	44
Proposed Independent Registered Public Accounting Firm	44
Audit Fees, Audit Related Fees, Tax Fees and All Other Fees	44
Audit Committee Pre-Approval Policies and Procedures	45

Deadline for Submitting Stockholder Proposals	45
Other Matters	45
Additional Information	46

BROOKDALE SENIOR LIVING INC.
111 Westwood Place, Suite 400
Brentwood, Tennessee 37027

PROXY STATEMENT
FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS
 TO BE HELD ON TUESDAY, JUNE 15, 2010

General Information

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Brookdale Senior Living Inc., a Delaware corporation (“Brookdale,” the “Company,” “we,” “us” or “our”), for use at the 2010 Annual Meeting of Stockholders to be held on Tuesday, June 15, 2010, including any adjournments and postponements thereof (the “Annual Meeting”).

Date, Time and Place of the Annual Meeting

The 2010 Annual Meeting of Stockholders of Brookdale will be held on Tuesday, June 15, 2010 at 10:00 A.M., local time, at our principal executive office located at 111 Westwood Place, Brentwood, Tennessee. Our main telephone number is (615) 221-2250.

Matters to be Considered at the Annual Meeting

At the Annual Meeting, stockholders will consider and act upon the following matters:

1.	the election of three Class II directors to hold office for a term of three years and until their successors are duly elected and qualified;

2.	a proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the 2010 fiscal year; and

3.	such other business as may properly come before the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials

We have adopted the “notice and access” rule of the Securities and Exchange Commission (the “SEC”). We now furnish proxy materials primarily via the Internet instead of mailing a printed copy of the proxy materials. Stockholders who will receive the proxy materials via the Internet will receive a Notice of Internet Availability of Proxy Materials by mail which provides the website and information on how to access and review the Proxy Statement and proxy materials over the Internet. The Notice is being mailed on or about April 30, 2010.

As of the date of the mailing of the Notice, stockholders will be able to access all of the proxy materials over the Internet as instructed in the Notice. The proxy materials will be available free of charge. The Notice will also provide instructions on how to vote over the Internet.

If you received a Notice and would like to receive a printed copy of our proxy materials, free of charge, you should follow the instructions for requesting such materials included in the Notice.

The Notice of Annual Meeting and Proxy Statement and the Annual Report for the year ended December 31, 2009 are also available on the Company’s website at www.brookdaleliving.com/proxy.

Stockholders Entitled to Vote

As of April 19, 2010, there were outstanding and entitled to vote 119,614,004 shares of our common stock, par value $0.01 per share. Each share of our common stock entitles the holder to one vote. Stockholders of record at the close of business on April 19, 2010 are entitled to vote at the Annual Meeting, including any adjournments and postponements thereof. A stockholder list will be available for examination by our stockholders at the Annual Meeting and at the principal executive offices of the Company between 9:00 A.M. and 5:00 P.M., local time, during the ten-day period prior to the Annual Meeting for any purpose germane to the meeting.

Quorum; Required Vote

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of our common stock issued and outstanding on April 19, 2010 will constitute a quorum for the transaction of business. We will count votes withheld, abstentions and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote the shares as to a particular matter (“broker non-votes”) for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the Annual Meeting may be adjourned by the chairman of the meeting or by the vote of a majority of the shares represented at the Annual Meeting until a quorum has been obtained.

For the election of nominees to our Board of Directors, the affirmative vote of a plurality of all the votes cast at the Annual Meeting is sufficient to elect the director if a quorum is present. The affirmative vote of a majority of the shares of our common stock voting in person or by proxy at the Annual Meeting is required for approval of the proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP.

If you properly sign and return your proxy card or complete your proxy via the telephone or Internet, your shares will be voted as you direct. If you sign and return your proxy but do not specify how you want your shares voted, the shares of common stock represented by the proxy will be voted as follows:

•	FOR the election of the director nominees named herein;

•	FOR the proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the 2010 fiscal year; and

•	in accordance with the judgment of the proxy holders as to any other matters that may be properly brought before the Annual Meeting, including any adjournments and postponements thereof.

We will not count shares that abstain from voting on a particular matter or broker non-votes as votes in favor of such matter. In the election of directors, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote. With respect to the proposal to ratify the appointment of Ernst & Young LLP, abstentions from voting will have the same effect as voting against such matter and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

Under the rules of the New York Stock Exchange, brokers who hold shares in “street name” may have the authority to vote on certain matters when they do not receive instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the ratification of the independent registered public accounting firm, but not on the election of directors.

Voting

You may vote by any one of the following means:

•	on the Internet;

•	by telephone;

•	by mail; or

•	in person, at the Annual Meeting.

To vote by Internet, go to www.proxyvote.com and follow the instructions there. You will need the 12 digit number included on your proxy card, voter instruction form or notice.

To vote by telephone, registered shareholders should dial (800) 690-6903 and follow the instructions. Beneficial holders should dial the phone number listed on your voter instruction form. You will need the 12 digit number included on your proxy card, voter instruction form or notice.

If you received a notice and wish to vote by traditional proxy card, you can receive a full set of materials at no charge through one of the following methods:

•	by Internet: www.proxyvote.com

•	by phone: (800) 579-1639

•	by email: sendmaterial@proxyvote.com (your email should contain the 12 digit number in the subject line).

The deadline for voting by telephone or electronically is 11:59 p.m., Eastern Daylight Time, on June 14, 2010. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.  Submitting your vote by mail or via the Internet or telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.  For directions to the Annual Meeting, please contact our Investor Relations Department at (615) 221-2250.

Revocability of Proxy

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. You may revoke the proxy by filing an instrument of revocation or a duly executed proxy bearing a later date (including by means of a telephone or Internet vote) with our Secretary at 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027. You may also revoke a proxy by attending the Annual Meeting and voting in person. If not revoked, we will vote the proxy at the Annual Meeting in accordance with your instructions.

Persons Making the Solicitation

This proxy statement is sent on behalf of, and the proxies are being solicited by, the Board of Directors of Brookdale. We will bear all costs of the solicitation of proxies. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telecopy and personal interviews. We will request brokers, banks, custodians and other fiduciaries to forward proxy soliciting material to the beneficial owners of stock they hold of record. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of the proxy materials.

Recommendations of the Board of Directors

The Board of Directors recommends a vote:

•	FOR the election of the director nominees named herein; and

•	FOR the proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the 2010 fiscal year.

PROPOSAL NUMBER ONE
ELECTION OF DIRECTORS

The first proposal is to elect three Class II directors to hold office for a term of three years and until their respective successors are duly elected and qualified.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that our Board of Directors may determine by resolution adopted by a majority of the Board of Directors then in office the number of directors which constitute our Board of Directors. The number of directors is currently fixed at nine. Our Board of Directors is divided into three classes of directors. The current terms of the Class I, Class II and Class III directors will expire at the annual meetings of stockholders to be held in 2011, 2010 and 2012, respectively.

The Board of Directors has unanimously proposed Jackie M. Clegg, Tobia Ippolito and James R. Seward as nominees for re-election as Class II directors. If elected at the Annual Meeting, each of Ms. Clegg and Messrs. Ippolito and Seward will hold office until the 2013 annual meeting of stockholders and until their respective successors are duly elected and qualified, subject to earlier retirement, resignation or removal. If any of the nominees becomes unavailable or unwilling to serve, an event that the Board of Directors does not presently expect, we will vote the shares represented by proxies for the election of directors for the election of such other person(s) as the Board of Directors may recommend. Unless otherwise instructed, we will vote all proxies we receive FOR the election of Ms. Clegg and Messrs. Ippolito and Seward.

The Board of Directors recommends that you vote FOR the election of each of Ms. Clegg and Messrs. Ippolito and Seward to serve as directors until the 2013 annual meeting of stockholders and until their successors are duly elected and qualified.

Information Concerning Directors and Director Nominees

Set forth below is certain biographical information for our directors, including the director nominees. See “Security Ownership of Certain Beneficial Owners and Management” in this proxy statement for a description of securities beneficially owned by our directors, including the director nominees, as of April 19, 2010.

Name	Age	Position with Brookdale	Class
Wesley R. Edens	48	Chairman of the Board of Directors	Class I
Frank M. Bumstead	68	Director	Class I
Jackie M. Clegg	48	Director	Class II
Tobia Ippolito	45	Director	Class II
Jeffrey R. Leeds	64	Director	Class III
Mark J. Schulte	56	Director	Class III
James R. Seward	57	Director	Class II
W.E. Sheriff	67	Chief Executive Officer and Director	Class I
Dr. Samuel Waxman	73	Director	Class III

Wesley R. Edens has served as Chairman of our Board of Directors since August 2005. Mr. Edens is founding principal and Co-Chairman of the Board of Directors of Fortress Investment Group LLC (“Fortress”) and has been a principal and the Chairman of the Management Committee of FIG LLC (“FIG”) since co-founding FIG in May 1998. Previously, Mr. Edens served as Chief Executive Officer of Fortress from inception to August 2009. Mr. Edens has primary investment oversight of Fortress’ private equity and publicly traded alternative businesses. He began his career at Lehman Brothers, where he ran the mortgage trading area as a partner and managing director.  He then joined BlackRock Financial Management to form his first private equity fund, BlackRock Asset Investors.  He spent a year at UBS as managing director in the Principal Finance Group, and then left in 1998 when he and two principals founded Fortress.  Mr. Edens serves as chairman of the board of directors of each of Aircastle Limited, Eurocastle Investment Limited, GateHouse Media, Inc., Mapeley Limited, Newcastle Investment Corp., RailAmerica Inc. and Seacastle Inc., and as a director of each of GAGFAH S.A., Penn National Gaming Inc., Fortress Investment Trust II, Fortress Registered Investment Trust, FRIT PINN LLC and RIC Coinvestment Fund LP. He previously served as a director of Crown Castle Investment Corp., Fortress Brookdale Investment Fund LLC and Fortress Pinnacle Investment Fund. Mr. Edens’ extensive private equity experience and knowledge of business and finance led to the conclusion that he should serve as a member of our Board of Directors.

Frank M. Bumstead became a member of our Board of Directors in August 2006. Prior to our acquisition of American Retirement Corporation, or ARC, Mr. Bumstead served as the Lead Director of ARC. Mr. Bumstead had been a member of the Board of Directors of ARC for 11 years. Since 1989, Mr. Bumstead has been President or Chairman and a principal shareholder of Flood, Bumstead, McCready & McCarthy, Inc., a business management firm that represents, among others, artists, songwriters and producers in the music industry. From 1993 to December 1998, Mr. Bumstead also served as the Chairman and Chief Executive Officer of FBMS Financial, Inc., an investment advisor registered under the Investment Company Act of 1940. Mr. Bumstead is a director of Syntroleum Corporation.  Mr. Bumstead’s experience in business management and as a director of several public companies, along with his knowledge of the senior housing industry (through his prior service as a director of ARC), led to the conclusion that he should serve as a member of our Board of Directors.

Jackie M. Clegg became a member of our Board of Directors in November 2005. Ms. Clegg has served as the Managing Partner of the strategic consulting firm Clegg International Consultants, LLC since August 2001. Prior to that, from June 1997 through July 2001, Ms. Clegg was Vice Chair of the Board of Directors, First Vice President and for a time Chief Operating Officer of the Export-Import Bank of the United States, the official export credit institution of the United States government. Ms. Clegg currently serves as a director and as an Audit Committee member of CME Group Inc., the parent company of the Chicago Mercantile Exchange, and Cardiome Pharma Corp.  Ms. Clegg also currently serves on the Board of Directors of Javelin Pharmaceuticals, Inc.  She previously served as a director of Blockbuster Inc. and as Chair of the Audit Committees of the Chicago Board of Trade, Cardiome Pharma Corp. and Javelin Pharmaceuticals, Inc. and has also chaired numerous special committees for mergers, acquisitions and financing transactions.  Ms. Clegg’s experience in the public sector and as a director of numerous public companies (including her service as chairman of the foregoing special committees) led to the conclusion that she should serve as a member of our Board of Directors.

Tobia Ippolito became a member of our Board of Directors in February 2009.  Mr. Ippolito has served as a managing director of Fortress since April 2006.  Prior to joining Fortress, he was the Chief Financial Officer of Cendant Car Rental Group (now known as Avis Budget Group, Inc.) from 2003 to 2006.  From 1993 to 2003, Mr. Ippolito held various positions at Cendant, including Chief Accounting Officer and Senior Vice President, Strategic Acquisitions.  Prior to Cendant, he was with PricewaterhouseCoopers from 1986 to 1993, where he served clients in the pharmaceutical and healthcare industries, including Johnson & Johnson.  Mr. Ippolito has served on the boards of numerous privately held companies that have operated in the hospitality, travel and leisure, marketing and financial services industries.  He is a certified public accountant.  Mr. Ippolito’s experience in public accounting and private equity, along with his prior experience as a principal accounting officer and principal financial officer, led to the conclusion that he should serve as a member of our Board of Directors.

Jeffrey R. Leeds became a member of our Board of Directors in November 2005. Mr. Leeds is currently a self-employed consultant, having retired as Executive Vice President and Chief Financial Officer of GreenPoint Financial Corporation and GreenPoint Bank in October 2004, in which capacities he served since January 1999. Prior to that, he was Executive Vice President, Finance and Senior Vice President and Treasurer of GreenPoint. He joined GreenPoint after 14 years with Chemical Bank, having held positions as Head of Asset and Liability Management, Proprietary Trading and Chief Money Market Economist. Mr. Leeds serves as a director and chairs the Audit Committee of Och-Ziff Capital Management Group LLC and is also a director and Audit Committee member of United Western Bancorp, a community bank holding company located in Denver, Colorado.  Mr. Leeds’ experience as an executive and principal financial officer, along with his extensive financial industry expertise, led to the conclusion that he should serve as a member of our Board of Directors.

Mark J. Schulte became a member of our Board of Directors in February 2008.  Mr. Schulte served as our Co-Chief Executive Officer from July 2006 until February 2008. He previously served as our Chief Executive Officer from August 2005 until July 2006. Mr. Schulte also previously served as Chief Executive Officer and as a member of the Board of Directors of Brookdale Living Communities, Inc., or BLC, since 1997, and was also Chairman of the Board of BLC from September 2001 to June 2005. From January 1991 to May 1997, he was employed by BLC’s predecessor company, The Prime Group, Inc., in its Senior Housing Division, most recently serving as its Executive Vice President, with primary responsibility for overseeing all aspects of Prime’s Senior Housing Division. He is a former Chairman of the American Seniors Housing Association, or ASHA, and remains on ASHA’s board of directors. Mr. Schulte is licensed to practice law in the State of New York.  Mr. Schulte’s extensive knowledge of the senior housing industry and his prior experience as a principal executive officer led to the conclusion that he should serve as a member of our Board of Directors.

James R. Seward became a member of our Board of Directors in November 2008.  Since 2000, Mr. Seward has been a private investor consultant. Previously, Mr. Seward was Chief Executive Officer and President of SLH Corporation and Chief Financial Officer of Seafield Capital Corporation, both of which were publicly-traded investment holding companies.  Mr. Seward, a Chartered Financial Analyst, currently serves on the board of directors of Syntroleum Corporation, a synthetic and renewable fuels processor, and is Chairman of the Board of Trustees of RBC Funds, a registered investment company.  He previously served as a director of ARC and LabOne.  Mr. Seward’s experience and credentials in investing and finance, along with his knowledge of both the senior housing industry (through his prior service as a director of ARC) and the health care industry (through his prior service as a director of LabOne), led to the conclusion that he should serve as a member of our Board of Directors.

W.E. Sheriff has served as our Chief Executive Officer since February 2008 and as a member of our Board of Directors since January 2010.  He previously served as our Co-Chief Executive Officer from July 2006 until February 2008. Previously, Mr. Sheriff served as Chairman and Chief Executive Officer of ARC and its predecessors since April 1984 and as its President since November 2003. From 1973 to 1984, Mr. Sheriff served in various capacities for Ryder System, Inc., including as President and Chief Executive Officer of its Truckstops of America division. Mr. Sheriff also serves on the boards of various educational and charitable organizations and in varying capacities with several trade organizations.  Mr. Sheriff’s extensive knowledge of the senior housing industry and his experience as our Chief Executive Officer and as the Chairman and Chief Executive Officer of ARC led to the conclusion that he should serve as a member of our Board of Directors.

Dr. Samuel Waxman became a member of our Board of Directors in November 2005. Since 1983, Dr. Waxman has served as a professor at Mount Sinai School of Medicine where he directs a multidisciplinary cancer research laboratory and currently serves as the Distinguished Service Professor. In addition, since July 1980, Dr. Waxman has served as the Founder and Scientific Director of the Samuel Waxman Cancer Research Foundation, which supports an international program of collaborative scientists. He is also the president of Samuel Waxman M.D. P.C. Dr. Waxman earned his M.D. Summa Cum Laude from Downstate Medical Center of the State University of New York and completed all clinical and research training at Mount Sinai Hospital in New York.  Dr. Waxman’s experience in, and knowledge of, health care and the health care industry led to the conclusion that he should serve as a member of our Board of Directors.

Legal Proceedings Involving Directors, Officers or Affiliates

There are no legal proceedings ongoing as to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our affiliates.

Director Independence

Our Board of Directors has affirmatively determined that Ms. Clegg, Messrs. Bumstead, Leeds and Seward and Dr. Waxman are “independent” under Section 303A.02(b) of the New York Stock Exchange, or NYSE, listing standards because none of them had a material relationship with Brookdale. In making these determinations, our Board of Directors considered all relevant facts and circumstances, as required by applicable NYSE listing standards.

The NYSE rules require that the Board of Directors consist of a majority of “independent directors” and that the Nominating and Corporate Governance Committee, the Compensation Committee and the Audit Committee of the Board of Directors consist entirely of “independent directors.” Under NYSE listing standards, whether a director is an “independent director” is a subjective determination to be made by the Board of Directors, and a director of Brookdale only qualifies as “independent” if the Board of Directors affirmatively determines that the director has no material relationship with Brookdale (either directly or as a partner, shareholder or officer of an organization that has a relationship with Brookdale). While the test for independence is a subjective one, the NYSE rules also contain objective criteria that preclude directors from being considered independent in certain situations.

Specifically, persons meeting the following objective criteria are deemed to be not independent:

•
A director who is an employee, or whose immediate family member is an executive officer, of Brookdale (including any consolidated subsidiary), may not be considered independent until three years after the end of such employment relationship;

•
A director who has received, or whose immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Brookdale (including any consolidated subsidiary), other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•
A director who (i) is, or whose immediate family is, a current partner of a firm that is the internal or external auditor of Brookdale; (ii) is a current employee of such a firm; (iii) a director whose immediate family member is a current employee of such firm and who personally works on Brookdale’s audit; or (iv) was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Brookdale’s audit within that time;

•
A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of Brookdale’s present executives serve on that company’s compensation committee may not be considered independent until three years after the end of such service or the employment relationship; and

•
A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company (or a consolidated subsidiary of such company) that makes payments to, or receives payments from, Brookdale for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues may not be considered an independent director until three years after falling below such threshold.

Ownership of a significant amount of Brookdale’s stock, by itself, does not constitute a material relationship.

The Board of Directors has not established additional guidelines to assist it in determining whether a director has a material relationship with Brookdale under NYSE rules, but instead evaluates each director or nominee for director under the tests set forth by the NYSE and through a broad consideration and evaluation of all relevant facts and circumstances. The Board of Directors, when assessing the materiality of a director’s relationship with Brookdale, also considers the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

There were no transactions, relationships or arrangements not disclosed pursuant to Item 404(a) of Regulation S-K that were considered by our Board of Directors in making the required independence determinations. None of the directors or nominees that were deemed independent had any relationship with us (other than as a director or stockholder).

Compensation of Directors

During 2008, we paid an annual director’s fee to each of the members of our Board of Directors (other than Mr. Edens and William B. Doniger) equal to $30,000, payable semi-annually. Mr. Doniger resigned as a member of the Board of Directors effective as of February 25, 2009.  In addition, an annual fee of $5,000 was paid to the chairs of each of the Audit and Compensation Committees of our Board of Directors, which fee was also payable semi-annually. Affiliated directors were not separately compensated by us.

For 2008, as in previous years, our Board of Directors determined that the fees payable to our non-affiliated directors would be paid by the issuance of vested common stock under our Omnibus Stock Incentive Plan, rather than in cash, provided that any such issuance did not prevent any independent director from being determined to be independent. For the grants that were made on January 12, 2009 (representing payment for service during the second half of 2008), the Compensation Committee took into account the Company’s depressed stock price and determined that it was not appropriate to use the then-existing share price.  Instead, the Committee determined that it was appropriate to use the same price that was used to determine the number of shares granted to most of the Company’s management-level employees during 2008.  Accordingly, the Compensation Committee used a price of $25.05 per share to determine the number of shares that would be issued for each of these director retainer grants, which resulted in fewer shares being granted to each of the directors than if the Company had used the closing market price on the grant dates for these shares.

Effective January 1, 2009, our Board of Directors revised the compensation program for our non-affiliated directors.  Under the new program, each non-affiliated director receives an annual cash retainer of $100,000.  Any director serving as Lead Outside Director receives an additional annual cash retainer of $20,000, the Chair of the Audit Committee receives an additional annual cash retainer of $15,000 and the chairs of any other committees of the Board each receive an additional annual cash retainer of $10,000.  Each Board and committee member also receives a $1,500 cash meeting fee for each Board and committee meeting that he or she attends (whether he or she attends in person or telephonically).  All cash amounts are payable quarterly in arrears, with payments to be made on April 1, July 1, October 1 and January 1.

Under the revised compensation program, each director also has the opportunity to elect to receive either immediately vested shares or restricted stock units in lieu of up to 50% of their quarterly cash compensation.  Any immediately vested shares or restricted stock units are issued at the same time that cash payments are made.  The number of shares or restricted stock units to be issued is based on the closing price of the Company’s common stock on the date of issuance (i.e., April 1, July 1, October 1 and January 1), or if such date is not a trading date, on the previous trading day’s closing price.  Fractional amounts are to be paid in cash.  Each restricted stock unit will be payable in the form of one share of the Company’s common stock following the director’s termination of service as a member of the Company’s Board of Directors.

Each director of the Company who is not (i) an officer or employee of the Company or of any of its parents or subsidiaries or (ii) the beneficial owner, whether directly or indirectly, of ten percent or more of our common stock (an “eligible director”) is also eligible to receive additional stock grants under our Omnibus Stock Incentive Plan.  In addition, each of our independent directors received grants of time-based restricted stock under our Omnibus Stock Incentive Plan promptly following their initial election to the Board.

On February 7, 2008, we entered into a Separation Agreement and General Release with Mr. Schulte, pursuant to which Mr. Schulte resigned in his capacity as Co-Chief Executive Officer of the Company effective February 7, 2008.  Pursuant to the Separation Agreement, we agreed that, subject to certain conditions, all 223,274 unvested shares of restricted stock previously granted to him under the terms of the Company’s Omnibus Stock Incentive Plan or any predecessor plan would become fully vested on March 3, 2008.  Mr. Schulte agreed not to transfer any of the newly vested shares, except to the extent required to pay taxes with respect to such vesting, before March 3, 2009.  In addition, we agreed to provide, at our expense, continued group health plan coverage for Mr. Schulte and his dependents for so long as he serves as a non-employee director.

Under the terms of the Separation Agreement, Mr. Schulte reaffirmed the various restrictive covenants relating to non-competition, non-solicitation, non-disparagement and confidentiality previously made by him in connection with his restricted stock award agreements.  These restrictive covenants will continue to apply until the longer of the periods specified in such award agreements or the period ending nine months after the date he is no longer serving us as either an employee or as a member of our Board of Directors.

The following table sets forth certain summary information for the year ended December 31, 2009 with respect to the compensation awarded to, earned by, or paid to our directors (other than Mr. Sheriff).  Information regarding compensation awarded to, earned by, or paid to Mr. Sheriff is included in “Compensation of Executive Officers” below.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)(2)(3)	All Other Compensation ($) (4)	Total ($)
Wesley R. Edens (5)	-		-	-	-
William B. Doniger (5)(6)	-		-	-	-
Frank M. Bumstead	137,000		3,887	-	140,887
Jackie M. Clegg	144,500		3,678	-	148,178
Tobia Ippolito (5)(7)	-		-	-	-
Jeffrey R. Leeds	157,000	(8)	4,293	-	161,293
Mark J. Schulte	119,500		3,678	21,399	144,577
James R. Seward	125,500	(9)	1,224	-	126,724
Dr. Samuel Waxman	133,000		3,678	-	136,678

(1)
The grant date fair value of each equity award granted during 2009 (including, for each non-affiliated director, the shares representing payment for Board and Committee service during the second half of 2008 and, for Messrs. Leeds and Seward, the immediately vested shares issued in lieu of a portion of their cash compensation), computed in accordance with FASB ASC Topic 718, is as follows:

Name	Number of Shares of Stock Granted (#)	Grant Date Fair Value of Stock Awards ($)
Mr. Bumstead	632	3,887
Ms. Clegg	598	3,678
Mr. Leeds	698	4,293
	3,964	20,375
	2,225	21,872
	1,041	18,124
Mr. Schulte	598	3,678
Mr. Seward	199	1,224
	1,809	9,298
	1,037	10,194
	508	8,844
Dr. Waxman	598	3,678

(2)	The aggregate number of unvested stock awards held by each director at December 31, 2009 (after giving effect to shares vesting on that date) is as follows:

Name	Aggregate Number of Unvested Stock Awards (#)
Mr. Bumstead	-
Ms. Clegg	-
Mr. Leeds	-
Mr. Schulte	-
Mr. Seward	10,527
Dr. Waxman	-

(3)
See Note 16 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a summary of the assumptions made in the valuation of restricted stock awards.

(4)	Represents the amount of premiums paid by the Company for continued group health plan coverage for Mr. Schulte and his dependents.
(5)	Messrs. Edens, Doniger and Ippolito, as affiliated directors, do not receive compensation from us for service as members of the Board of Directors.
(6)	Mr. Doniger resigned as a member of our Board of Directors effective February 25, 2009.
(7)	Mr. Ippolito became a member of our Board of Directors effective February 25, 2009.
(8)
Mr. Leeds elected to receive $78,488 of this amount in the form of immediately vested shares.  See Footnote 1 for the number of shares granted to Mr. Leeds during 2009 and the grant date fair value of each such award.  In addition, Mr. Leeds received 996 shares (with a grant date fair value of $18,117) on January 1, 2010 (representing shares received in lieu of a portion of his cash compensation for the fourth quarter of 2009).

(9)
Mr. Seward elected to receive $43,834 of this amount in the form of immediately vested shares.  See Footnote 1 for the number of shares granted to Mr. Seward during 2009 and the grant date fair value of each such award.  In addition, Mr. Seward received 852 shares (with a grant date fair value of $15,498) on January 1, 2010 (representing shares received in lieu of a portion of his cash compensation for the fourth quarter of 2009).

Meetings of the Board of Directors

The Board of Directors met 11 times in 2009.  Each of our directors attended at least 75% of the total number of meetings of the Board of Directors and all committees of the Board of Directors on which he or she served during 2009.

Executive sessions of “non-management” directors, as defined under the rules of the NYSE, are required to be held regularly. Any non-management director can request that additional executive sessions be scheduled.  Our non-management directors have not elected a director to serve as Lead Outside Director.  Until such time as a Lead Outside Director is elected, at the beginning of each executive session, the non-management directors will designate a director to preside at that session.

Brookdale does not require directors to attend the annual stockholders’ meetings, although they are invited and encouraged to attend.  Six of the then-incumbent members of the Board of Directors attended the 2009 annual meeting of stockholders.

Committees of the Board of Directors

Brookdale has established four separate standing committees of its Board of Directors: the Audit Committee, the Compensation Committee, the Investment Committee and the Nominating and Corporate Governance Committee.

Audit Committee

The Company has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.  The Audit Committee’s functions include:

•
reviewing the audit plans and findings of the independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracking management’s corrective action plans where necessary;

•
reviewing our financial statements (and related regulatory filings), including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

•	reviewing our risk and control issues, compliance programs and significant tax and legal matters;

•
having the sole discretion to appoint annually the independent registered public accounting firm and evaluating its independence and performance, as well as to set clear hiring policies for the Company’s hiring of employees or former employees of the independent registered public accounting firm; and

•	reviewing our risk management processes.

The Audit Committee is currently chaired by Mr. Leeds and also consists of Mr. Seward and Ms. Clegg. All three current members are “independent” directors as defined under NYSE rules and under section 10A(m)(3) of the Securities Exchange Act of 1934, as amended. The Board of Directors has determined that Mr. Leeds is an “audit committee financial expert” as defined by the rules of the SEC. No member of the Audit Committee simultaneously serves on the audit committees of more than three public companies.  In 2009, the Audit Committee held six meetings.  The report of the Audit Committee is included on page 43.

The Board of Directors has adopted a written charter for the Audit Committee and a current copy of this charter is available on our website, located at www.brookdaleliving.com.

Compensation Committee

The Compensation Committee’s functions include:

•	reviewing and approving the restricted stock and other equity-related grants for our directors, officers, key employees and consultants;

•
reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s and other executive officers’ compensation, evaluating the Chief Executive Officer’s and other executive officers’ performance in light of those goals and objectives, and determining the Chief Executive Officer’s and other executive officers’ compensation based on that evaluation;

•	recommending to the Board of Directors the compensation of our non-employee directors; and

•	overseeing our compensation and employee benefit and incentive compensation plans and administering our Omnibus Stock Incentive Plan and Associate Stock Purchase Plan.

The Compensation Committee is currently chaired by Mr. Bumstead and also consists of Mr. Leeds and Dr. Waxman. All three current members are “independent” directors as defined under the NYSE rules. In 2009, the Compensation Committee held eight meetings.  The report of the Compensation Committee is included on page 35.

The Board of Directors has adopted a written charter for the Compensation Committee and a current copy of this charter is available on our website, located at www.brookdaleliving.com.

Investment Committee

The Investment Committee reviews and approves certain investments and proposed transactions on behalf of the Board of Directors and performs such other responsibilities as may be delegated to it by the Board of Directors from time to time.  The Investment Committee is currently chaired by Mr. Edens and also consists of Messrs. Ippolito and Seward.  Mr. Doniger served as a member of the Investment Committee until his resignation on February 25, 2009.  The Investment Committee held nine meetings during 2009.

The Board of Directors has adopted a written charter for the Investment Committee and a current copy of this charter is available on our website, located at www.brookdaleliving.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s functions include:

•
reviewing the performance of the Board of Directors and incumbent directors and making recommendations to the Board of Directors regarding the selection of candidates, qualification and competency requirements for service on the Board of Directors and the suitability of proposed nominees as directors;

•	advising the Board of Directors with respect to the corporate governance principles applicable to Brookdale; and

•	overseeing the evaluation of the Board of Directors and Brookdale’s management.

The Nominating and Corporate Governance Committee is currently chaired by Ms. Clegg and also consists of Mr. Leeds and Dr. Waxman. All three members are “independent” directors as defined under the NYSE rules. In 2009, the Nominating and Corporate Governance Committee held five meetings.

The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee and a current copy of this charter is available on our website, located at www.brookdaleliving.com.

The Nominating and Corporate Governance Committee works with the Board of Directors to determine the appropriate and necessary characteristics, skills and experience of the Board of Directors, both as a whole and with respect to its individual members. The committee evaluates biographical and background information relating to potential candidates and interviews candidates selected by members of the committee and by the Board of Directors in making its decisions as to prospective candidates to the Board of Directors. While the committee does not specifically set forth any minimum skills that a candidate must have prior to consideration, the committee thoroughly examines a candidate’s understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment, understanding of Brookdale’s business, professional and personal ethics, and educational and professional background. The committee evaluates each individual in the context of the Board of Directors as a whole, with the objective of recommending a group that can best perpetuate the success of Brookdale’s business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board of Directors. The Nominating and Corporate Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Nominating and Corporate Governance Committee if they become aware of suitable candidates. As described below, the Nominating and Corporate Governance Committee will also consider candidates recommended by stockholders. We have not paid any third party a fee to assist in the process of identifying or evaluating candidates; however the Nominating and Corporate Governance Committee may elect in the future to engage firms that specialize in identifying director candidates.

In addition, our Corporate Governance Guidelines currently provide that the Nominating and Corporate Governance Committee also may seek to have the Board represent a diversity of backgrounds, experience, gender and race. While the Nominating and Corporate Governance Committee has not adopted a formal diversity policy with regard to the selection of director nominees, diversity is one of the factors that the Committee considers in identifying director nominees.  To that end, the Committee’s charter currently provides that, among the qualifications considered in the selection of candidates, the Committee shall look at the following attributes and criteria of candidates: experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Committee considers appropriate in the context of the needs of the Board.  The Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions.  The Committee considers diversity in its selection of nominees, utilizing a broad meaning to include not only factors such as race and gender, but also background, experience, skills, accomplishments, financial expertise, professional interests, personal qualities and other traits desirable in achieving an appropriate group of qualified individuals.

Each of the nominees for election as director at the Annual Meeting as described in this proxy statement, Ms. Clegg and Messrs. Ippolito and Seward, are presently directors of Brookdale and thus are standing for re-election at the Annual Meeting.  The Nominating and Corporate Governance Committee unanimously recommended that the Board of Directors nominate each of the nominees for re-election at the Annual Meeting.  Mr. Ippolito was initially elected to the Board on February 25, 2009 upon the recommendation of Fortress.  Mr. Seward was initially elected to the Board on November 4, 2008 upon the recommendation of Fortress, Mr. Bumstead (a non-management director) and Mr. Sheriff (our Chief Executive Officer) based on his prior service as a director of ARC.  The Nominating and Corporate Governance Committee also unanimously recommended the initial elections of Messrs. Ippolito and Seward as directors.

While the Nominating and Corporate Governance Committee’s charter and our corporate governance guidelines provide that the committee may, if it deems appropriate, establish procedures to be followed by stockholders in submitting recommendations for director candidates, the Nominating and Corporate Governance Committee has not, at this time, put in place a formal policy with regard to such procedures. This is because procedures are set forth in our Amended and Restated Bylaws which permit stockholders to submit recommendations for director candidates. The Board of Directors believes that it is appropriate for Brookdale not to have a specific policy since stockholders are always free to submit recommendations for director candidates, simply by following the procedures set forth in the Amended and Restated Bylaws, as described below.

A stockholder wishing to make a nomination for a board candidate must give timely notice of the nomination in proper written form to our Secretary. To be timely, the notice must be delivered to or mailed and received at the principal executive offices of Brookdale (a) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, the notice by the stockholder, in order to be timely, must be received not later than the close of business on the tenth day following the day on which the notice of the date of the annual meeting was mailed or the public disclosure of the date of the annual meeting was made, whichever first occurs; and (b) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

The notice must set forth, as to each person whom the stockholder proposes to nominate for election as a director, the person’s name, age, business and residence address, the person’s principal occupation or employment, and the class or series and number of shares of capital stock of Brookdale that are owned beneficially or of record by the person. The notice must also set forth the name and record address of the stockholder, the class or series and number of shares of capital stock of Brookdale that the stockholder beneficially owns or owns of record, a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the stockholder and a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice. In addition, the notice must also include any other information relating to the stockholder or to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors under Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder and must also be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

If the Chairman of the Board of Directors determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

A person must own shares of Brookdale stock on the date that he or she sends the notice to Brookdale under the procedures above for the nomination to be valid under the Amended and Restated Bylaws. Stockholders should submit the notice described above to “Brookdale Senior Living Inc. Nominating and Corporate Governance Committee” c/o General Counsel, Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027. Provided that the required biographical and background material described above is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by members of the Board of Directors.

Corporate Governance

The role of our Board of Directors is to ensure that Brookdale is managed for the long-term benefit of our stockholders. To fulfill this role, the Board of Directors has adopted corporate governance principles designed to assure compliance with all applicable corporate governance standards. In addition, the Board of Directors is informed regarding Brookdale’s activities and periodically reviews, and advises management with respect to, Brookdale’s annual operating plans and strategic initiatives.

The Board of Directors has adopted Corporate Governance Guidelines. The Board of Directors has also adopted a Code of Business Conduct and Ethics and a Code of Ethics for Chief Executive and Senior Financial Officers to help ensure that Brookdale abides by applicable corporate governance standards. These guidelines and codes are available on the “Investor Relations” section of our website, www.brookdaleliving.com.  Any amendment to, or waiver from, a provision of such codes of ethics granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or person performing similar functions, will be posted on our website.

Board Leadership Structure

Our Corporate Governance Guidelines do not require the separation of the positions of Chairman of the Board and Chief Executive Officer and provide that the Board is free to choose its Chairman in any way that it deems best for the Company at any given time.  However, since the date of our formation, the Board has separated the positions of Chairman and Chief Executive Officer in the belief that this structure improves management’s accountability to the Board.  Mr. Edens currently serves as Chairman of the Board and Mr. Sheriff serves as Chief Executive Officer.  As noted above, our non-management directors have not elected a director to serve as Lead Outside Director.

Risk Oversight

The business of the Company is managed with the oversight of the Board. As contemplated by the NYSE listing standards and as reflected in the charter of the Audit Committee, the Board has delegated to the Audit Committee the responsibility to discuss guidelines and policies governing the process by which our senior management and the relevant departments of the Company (including our Internal Audit Department) assess and manage our exposure to risk.  To that end, the Audit Committee regularly reviews our processes for risk assessment and risk management, as well as our major financial risk exposures and the steps management has taken to monitor and control such exposures.  In addition, our Board of Directors regularly receives reports from management regarding our risk exposures and monitors our risk management activities.

Communications from Stockholders

The Board of Directors has in place a process for security holders to send communications to the Board of Directors. Specifically, the Board of Directors will review and give appropriate attention to written communications submitted by stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as otherwise contemplated by committee charters, the Chairperson of the Nominating and Corporate Governance Committee will, with the assistance of Brookdale’s General Counsel, (1) be primarily responsible for monitoring communications from stockholders and (2) provide copies or summaries of such communications to the other directors as he or she considers appropriate. Communications will generally be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairperson of the Nominating and Corporate Governance Committee considers to be important for the directors to consider.

Stockholders and other interested parties who wish to send communications on any topic to the Board of Directors should address such communications to Chairperson of the Nominating and Corporate Governance Committee, c/o General Counsel, Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027. Stockholders who wish to contact any other non-management director, including the Lead Outside Director (to the extent a Lead Outside Director is subsequently elected) or the non-management directors as a group, should address such communications to the non-management director (or group of directors) they wish to contact (or if any, to “Any Non-Management Director”), c/o General Counsel, Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The Compensation Committee (the “Committee”) administers the Company’s executive compensation program. In this regard, the role of the Committee is to oversee our compensation plans and policies, administer our Omnibus Stock Incentive Plan and Associate Stock Purchase Plan, review and approve corporate goals and objectives relevant to our Chief Executive Officer’s and other executive officers’ compensation, perform an annual evaluation of the Chief Executive Officer’s and other executive officers’ performance in light of those goals and objectives, perform an annual review of executive compensation plans, and annually review and approve all decisions regarding the compensation of executive officers. In addition, the Committee is responsible for annually evaluating the appropriate level of compensation for non-employee directors.  The Committee’s charter reflects these responsibilities and provides that the Committee and the Board of Directors will periodically review and, if appropriate, revise the charter. The Committee’s membership is determined by the Board of Directors and is composed entirely of independent directors. The Committee meets at scheduled times during the year and also takes action by written consent. The Committee Chairman reports on Committee actions and recommendations to the Board of Directors. In addition, the Committee has the authority to engage the services of outside advisers, experts and others to assist it and to delegate authority to subcommittees as it deems appropriate.

During 2009, the Committee engaged Compensation Strategies, Inc., a third-party compensation consultant, for the purpose of conducting a review of our executive officer compensation programs.  The Committee may elect in the future to expand the scope of the engagement of Compensation Strategies, Inc. or to retain another compensation consultant if it determines that doing so would assist it in implementing and maintaining compensation plans and programs.

Certain of our executive officers, including our Chief Executive Officer, participate in Committee meetings (excluding executive sessions of the Committee) and assist the Committee in fulfilling its responsibilities regarding executive and director compensation.  In that regard, our executive officers may provide information to the Committee and make recommendations to the Committee regarding compensation programs and levels (including recommendations regarding proposed equity grants).  Our Chief Executive Officer typically recommends to the Committee any changes in the compensation of our other executive officers.  Nevertheless, the Committee retains the ultimate authority and responsibility for determining the form and amount of executive compensation.  The Committee recommends to the full Board of Directors the form and amount of director compensation.

Throughout this proxy statement, we refer to W.E. Sheriff, our Chief Executive Officer, Mark W. Ohlendorf, our Co-President and Chief Financial Officer, John P. Rijos, our Co-President and Chief Operating Officer, T. Andrew Smith, our Executive Vice President, General Counsel and Secretary, and Gregory B. Richard, our Executive Vice President – Field Operations, as our “named executive officers”.

Executive Officer Compensation Philosophy

Because we believe that our executive officers are vital to our long-term success, we strive to ensure that our executive officer compensation programs are effective in rewarding performance, retaining key executives responsible for the success of the Company and, when applicable, attracting new executives. To accomplish this objective, the Company intends to provide compensation that is:

•	Competitive Externally,

•	Fair Internally, and

•	Based upon Performance.

We have structured our executive compensation programs so that each executive receives a base salary, short-term cash incentive compensation and long-term incentive compensation. We believe that an executive’s total annual cash compensation should vary with the Company’s and the individual’s performance in achieving financial and non-financial objectives, and that any long-term incentive compensation that is awarded should be closely aligned with our stockholders’ interests. Thus, long-term incentive compensation should be generally comprised of equity-based awards, the value of which cannot be realized immediately and depends upon the long-term performance of the Company.

2009 Named Executive Officer Compensation

During 2008, the Committee determined that it was necessary to begin transitioning the Company’s executive compensation program to a more traditional model in an effort to ensure that the program is appropriate in achieving the objectives outlined above.  In that regard, during 2008, the Committee began reviewing potential changes to the structure of the program.  The Company had historically paid base salaries that were lower than those of comparable executives in comparable companies, partially in recognition of the fact that our executives received substantial amounts of cash payments from the Company in the form of dividends on unvested shares of restricted stock.  In late 2008, our Board of Directors suspended the Company’s quarterly cash dividend.  This action accelerated the need for the Committee to pursue its review and modification of the compensation program.  In light of the reduction of annual cash compensation that each officer would experience in connection with the dividend suspension and in an effort to ensure the retention of our key executives, as an interim step (and as further described below), the Committee increased the base salaries of each of the named executive officers to provide more appropriate levels of cash compensation.  In addition, the Committee engaged Compensation Strategies, Inc. for the purpose of conducting a thorough review of our executive officer compensation program (particularly in light of the recent volatility in the equity markets and the changes discussed above).  The consultant completed a market study of the levels, structure and mix of the various elements of compensation provided to executives in similarly-titled roles at comparable companies. The consultant also provided an analysis of the structure and past operation of the Company’s compensation programs for our named executive officers, including an analysis of the retentive value of outstanding equity awards previously granted to the named executive officers.

The consultant utilized data from the following peer group companies in preparing its report and recommendations:  Amedisys, Inc., AmSurg Corporation, BioScrip, Inc., Catalyst Health Solutions, Inc., Chemed Corporation, Emeritus Corporation, Five Star Quality Care, Inc., Gentiva Health Services, Inc., HCP, Inc., Health Care REIT, Inc., HealthSouth Corporation, inVentiv Health, Inc., Kindred Healthcare, Inc., LifePoint Hospitals, Inc., Lincare Holdings, Inc., National HealthCare Corporation, Nationwide Health Properties, Inc., Odyssey HealthCare, Inc., Omnicare, Inc., Psychiatric Solutions, Inc., RehabCare Group, Inc., Skilled Healthcare Group, Inc., Sun Healthcare Group, Inc., Sunrise Senior Living, Inc., and Ventas, Inc.  Although the Committee did not utilize the information from the consultant’s report to benchmark formally any elements or levels of our named executive officers’ compensation, it did generally compare the levels of total compensation and individual elements of compensation provided to the Company’s executive officers to the median levels of compensation provided to executives in similarly-titled roles at the peer companies.

As a result of the Committee’s review of the consultant’s report, its discussions with management and its own deliberations, the Committee determined to modify the compensation program for our named executive officers from the program that was in effect during 2008.  For 2009, the total annual compensation for the Company’s named executive officers consisted of base salary, an annual performance-based cash incentive opportunity based on Company performance objectives (and, with respect to Mr. Richard, individual performance objectives), a semi-annual performance-based cash incentive opportunity based on individual performance objectives (for each named executive officer other than Messrs. Sheriff and Richard), and long-term incentive compensation in the form of time-based restricted stock awards, as described below:

•	Base Salary

In prior years, our named executive officers have generally been paid lower base salaries when compared to market in light of the fact that we were a dividend-paying organization and that each named executive officer received a substantial amount of additional cash payments from the Company from dividends on unvested shares of restricted stock.  As noted above, in light of the suspension of our quarterly dividend and in order to remain competitive with respect to base cash compensation, the Committee determined that it was appropriate to increase the base salaries of our named executive officers from the salaries that were in effect during 2008.  Once base salary is fixed, it does not generally depend on the Company’s performance; however, subject to employment agreement provisions, it remains adjustable, based on individual performance.

•	Annual Cash Incentive Opportunity

The purpose of annual performance-based compensation is to motivate and reward executives for their contributions to the Company’s performance for the applicable year by providing them with the opportunity to receive an annual cash bonus based on the achievement of performance objectives.  For 2009, each named executive officer had the opportunity to receive an annual cash bonus dependent on the level of achievement of performance goals based on the Company’s CFFO per share.  In addition, as discussed below, a smaller portion of Mr. Richard’s annual cash incentive opportunity was dependent on the level of attainment of individual objectives.

•	Semi-Annual Cash Incentive Opportunity

In addition to the annual cash bonus opportunity based on CFFO performance objectives described above, the Committee determined to provide each of the named executive officers (other than Messrs. Sheriff and Richard) with short-term cash incentive opportunities based on the achievement of individual performance objectives.  For 2009, the individual objectives bonus opportunity was to be paid on a semi-annual basis dependent on the level of attainment of individual objectives established for each executive for the first and second half of the year.

•	Long-term Incentive Compensation

The purpose of long-term incentive compensation is to align an executive’s long-term goals with those of our stockholders.  Given the difficulty of setting meaningful long-term performance targets in the existing economic environment, for 2009, the Committee used time-based restricted stock as the form of long-term incentive compensation awarded to our executives.  The Committee believes that the use of time-based restricted stock is particularly helpful in the retention of key executives and appropriately aligns the interests of our executives with the interests of our stockholders.  We have never granted stock options and have no current plans to do so. Additionally, as a retention tool, restricted stock retains some value to the employee irrespective of any movement in stock price. This encourages employees to remain with the Company during the restricted period and to continue to work to achieve the Company’s long-term goals for growth and profitability.

2009 Base Salaries

The annual base salaries for our named executive officers for fiscal 2009 are set forth below:

Name	Annual Base Salary
W.E. Sheriff	$600,000
Mark W. Ohlendorf	$480,000
John P. Rijos	$480,000
T. Andrew Smith	$480,000
Gregory B. Richard (1)	$250,000

(1)      Mr. Richard’s base salary was increased from $250,000 to $350,000 effective September 13, 2009.

In establishing the levels of compensation for our named executive officers for 2009, the Committee considered the impact of the suspension of our quarterly dividend on each executive and, in conjunction therewith, reviewed the amount of dividends paid to each executive during 2008 on unvested shares of our common stock.  As a result of this review, the Committee adjusted the base salaries of each of the named executive officers to provide annual base salaries that were roughly comparable to the aggregate amount of salary and dividends on unvested shares that each executive had previously received.  The data provided to the Committee in the consultant’s report also indicated that the 2009 base salary amounts were roughly comparable to the median base salary amounts paid to executives in similarly-titled roles at the peer companies.

The Committee elected to increase Mr. Richard’s base salary in September 2009 in light of his role in the Company’s operations, in recognition of his significant contributions to the Company’s performance during late 2008 and 2009, and in order to maintain his base salary at a competitive level.

2009 Annual Cash Incentive Opportunity

As noted above, each named executive officer was eligible to receive a cash bonus opportunity for 2009 based on Company performance.  This cash bonus opportunity was to be paid dependent on the level of achievement of performance goals developed by management and approved by the Committee based on the Company’s budgeted Cash From Facility Operations, or CFFO, per share for 2009.  The target CFFO bonus amounts for Messrs. Sheriff, Ohlendorf, Rijos and Smith for fiscal 2009 are set forth below:

Name	2009 Target Bonus Opportunity
W.E. Sheriff	$600,000
Mark W. Ohlendorf	$320,000
John P. Rijos	$320,000
T. Andrew Smith	$320,000

The targeted level of performance under the bonus program was CFFO per share in the range of $1.47 to $1.51 for fiscal 2009, which was generally based on the Company’s internal business plan.  Achievement of the targeted level of performance would have required growth in CFFO per share over the Company’s actual 2008 CFFO results and management therefore viewed the performance targets to be challenging (particularly given then-existing market and economic conditions).  For purposes of our 2009 bonus programs, the CFFO per share performance targets were defined as the Company’s publicly-reported CFFO per share.  The Committee, as part of its administration of the bonus program and in recognition of events occurring during the year, excluded an aggregate of $0.05 per share of transaction-related costs from the calculation of CFFO.  These costs were required to be expensed under recently-adopted accounting pronouncements and related to acquisition activities that occurred during the year. The Committee did not, however, reduce the CFFO performance targets to account for the dilutive impact of the Company’s public equity offering in June 2009.

  Achievement of the minimum threshold level of CFFO performance under the bonus plan would have resulted in 20% of the award being funded. Achievement of the targeted level of CFFO performance would have resulted in 100% of the award being funded.  The bonus plan did not contain a maximum level of performance and, therefore, achievement in excess of the targeted level of performance would have resulted in a payout in excess of 100% of the target bonus opportunity.

During 2009, Mr. Richard participated in the bonus program applicable to most of the Company’s other Executive Vice Presidents and members of management.  Mr. Richard’s target bonus opportunity was 80% of his annual earnings attributable to base salary.  The cash bonus for Mr. Richard was to be paid dependent on the level of achievement of performance goals developed by management and approved by the Committee.  Seventy-five percent (75%) of the target bonus opportunity was based on the Company’s CFFO per share for 2009.  The remaining 25% of Mr. Richard’s target bonus opportunity (which, if earned, would be paid irrespective of the Company’s CFFO results) was based on the achievement of individual objectives. The level of achievement of the individual objectives was to be determined by the Committee following year-end upon the recommendation of our Chief Executive Officer. Mr. Richard’s objectives were recommended by our Chief Operating Officer and approved by our Chief Executive Officer, contained both subjective and objective elements, and consisted of goals relating to the implementation of revised operating procedures and protocols at our communities and the implementation of programs designed to reduce risk outcomes at our communities.  Each of these objectives was chosen based on Mr. Richard’s role in oversight of the Company’s field operations teams.  Achievement of the targeted level of performance under the individual objections portion of the bonus program applicable to Mr. Richard would have resulted in 100% of that portion of the award being funded, which represented the maximum individual objectives bonus opportunity for Mr. Richard.

The targeted level of performance under the CFFO portion of the bonus program applicable to Mr. Richard was also CFFO per share in the range of $1.47 to $1.51 for fiscal 2009.  Achievement of the minimum threshold level of

CFFO performance under this bonus plan would have resulted in 20% of the portion of the award subject to the CFFO targets being funded. Achievement of the targeted level of CFFO performance would have resulted in 100% of the portion of the award subject to the CFFO targets being funded. The CFFO portion of the bonus plan did not contain a maximum level of performance and, therefore, achievement in excess of the targeted level of CFFO performance would have resulted in a payout in excess of 100% of the target CFFO bonus opportunity.

The actual percentage of the CFFO bonus opportunity set forth above that each named executive officer would have been eligible to receive was determined as follows:

CFFO per Share Targets	Percentage of Target CFFO Bonus Opportunity Awarded
$2.09	200%
$1.69	150%
$1.47 – $1.51	100%
$1.32	20%
Below $1.32	0%

Bonus opportunity percentages were to be pro-rated between the steps set forth above.

2009 Annual Cash Incentive Results

The Company achieved CFFO per share of $1.84 for 2009 (as shown in the calculation below).  Accordingly, the Committee determined that each of the named executive officers was eligible for a bonus payment based on the Company’s CFFO performance, as the Company had achieved in excess of the targeted level of performance under the bonus plans.  Based on the Company’s actual results, the Committee determined that each named executive officer would receive 168.75% of his target CFFO bonus opportunity.  Based on Mr. Sheriff’s recommendation, the Committee also determined that Mr. Richard had achieved 100% of the individual objectives portion of his annual bonus opportunity.

The table below shows the reconciliation of net cash provided by operating activities to CFFO for the year ended December 31, 2009 and each of the quarters therein.  CFFO is a measurement of liquidity that is not calculated in accordance with generally accepted accounting principles, or GAAP, and should not be considered in isolation as a substitute for cash flows provided by or used in operations, as determined in accordance with GAAP.  Annual CFFO per share is calculated as the sum of the quarterly amounts for the year.  See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Non-GAAP Financial Measures” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for additional information regarding how we define and use CFFO and the limitations on the use of this non-GAAP financial measure.

	Three Months Ended				Year Ended
(dollars in thousands, except per share data)	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	December 31, 2009
Net cash provided by operating activities	$68,757	$44,315	$72,900	$51,248	$237,220
Changes in operating assets and liabilities	(11,933)	16,150	(11,438)	11,753	4,532
Refundable entrance fees received	3,638	4,098	9,296	13,354	30,386
First generation entrance fees received	-	-	(10,626)	(15,047)	(25,673)
Entrance fee refunds disbursed	(5,836)	(6,357)	(4,649)	(6,074)	(22,916)
Recurring capital expenditures, net	(2,655)	(3,888)	(5,495)	(7,484)	(19,522)
Lease financing debt amortization with fair market value or no purchase options	(1,780)	(1,798)	(1,793)	(1,824)	(7,195)
Reimbursement of operating expenses and other	-	-	-	-	-
Cash From Facility Operations	$50,191	$52,520	$48,195	$45,926	$196,832
Integration, non-recurring and acquisition-related costs	-	-	2,200	3,554	5,754
Cash From Facility Operations (as adjusted)	$50,191	$52,520	$50,395	$49,480	$202,586

Weighted Average Shares	101,738	106,042	118,455	118,653
CFFO per share	0.49	0.50	0.43	0.42	1.84

The amounts paid to each named executive officer with respect to the 2009 annual bonus opportunity are set forth below:

Name	CFFO Achievement Bonus Payment	Individual Objectives Bonus Payment		Total Annual Bonus Payment
W.E. Sheriff	$1,012,500	N/A		$1,012,500
Mark W. Ohlendorf	$540,000	N/A		$540,000
John P. Rijos	$540,000	N/A		$540,000
T. Andrew Smith	$540,000	N/A		$540,000
Gregory B. Richard	$278,905	$55,092	(1)	$333,997

(1)      One hundred percent (100%) of the individual target.

The Committee retains the discretion to adjust performance targets under its cash and equity incentive programs and/or to award a bonus (or vest or issue shares) absent achievement of the relevant performance targets.  To date, the Committee has not established any guidelines regarding the use of discretion, nor has it established a maximum amount for any adjustment that it may choose to make.

2009 Semi-Annual Cash Incentive Opportunity

As noted above, the Committee determined that, for 2009, each of the named executive officers (other than Messrs. Sheriff and Richard) would be eligible to receive a bonus based on the achievement of certain individual performance objectives as part of their annual cash incentive compensation.  The target individual objectives bonus amounts for Messrs. Ohlendorf, Rijos and Smith for fiscal 2009 are set forth below:

Name	2009 Target Individual Objectives Bonus Opportunity
Mark W. Ohlendorf	$160,000
John P. Rijos	$160,000
T. Andrew Smith	$160,000

The individual objectives bonus opportunity was to be payable in two semi-annual installments, dependent on the level of achievement of certain objectives established for each individual for the first and second half of 2009 (with each individual objective being of equal weight).  The objectives were established by the Company’s Chief Executive Officer and approved by the Committee at the beginning of each performance period.  The individual objectives contained both subjective and objective elements and, therefore, the determination of the level of achievement of the goals was, in part, subjective. These individual objectives were intended to create near-term focus by each executive on key strategic initiatives supporting the Company’s business plan.  It was intended that the objectives would be reasonably achievable, but they would require significant additional efforts on behalf of each of the executives, and the individual objectives bonuses were therefore at risk.  The level of achievement of the individual objectives was to be determined by the Committee promptly following the end of each performance period upon the recommendation of Mr. Sheriff.  Achievement of the targeted level of performance would have resulted in 100% of the award being funded, which represented the maximum individual objectives bonus opportunity for each executive.

For the first half of 2009, Mr. Ohlendorf’s objectives related to the development of enhancements to the Company’s cash management functions, improvements to the Company’s financial modeling processes, and improvements to the Company’s accounts receivable processes.  For the second half of 2009, Mr. Ohlendorf’s objectives related to the implementation of a personal executive development plan, implementation of a plan with respect to strategic information technology projects, and development of a plan with respect to cost management.  Each of these objectives was chosen based on Mr. Ohlendorf’s role as the Company’s principal financial and accounting officer (including his role in oversight of the Company’s information technology team).

For the first half of 2009, Mr. Rijos’ objectives related to the mentoring and retention of key individuals in the Company’s operations, sales and marketing, clinical and dining services teams, improvements in the Company’s cost control efforts, and management of the Company’s efforts to drive occupancy at its communities.  For the second half of 2009, Mr. Rijos’ objectives related to the continued effectiveness of the Company’s cost control initiatives, continued development of the Company’s sales initiatives to drive occupancy and revenue, and refinement of the Company’s pricing management processes.  Each of these objectives was chosen based on Mr. Rijos’ role as the Company’s principal operating officer (including his role in oversight of the Company’s operations, sales and marketing, clinical and dining services teams).

For the first half of 2009, Mr. Smith’s objectives related to the replacement of the Company’s corporate line of credit, implementation of a plan to dispose of selected assets, and exploration of various corporate finance alternatives.  For the second half of 2009, Mr. Smith’s objectives related to the implementation of a personal executive development plan, development of a plan to address the extension or replacement of maturing debt, implementation and continued development of an asset disposition plan, and development of a plan with respect to asset repositioning.  Each of these objectives was chosen based on Mr. Smith’s role in oversight of the Company’s corporate development team and his responsibility in leading the Company’s corporate finance activities.

2009 Semi-Annual Cash Incentive Results

Following conclusion of the each of the first and second halves of the 2009 fiscal year, based upon Mr. Sheriff’s recommendation and the Committee’s own evaluation of each named executive officer’s performance against the individual performance objectives that had been previously established, the Committee determined that Mr. Ohlendorf had earned 98% and 97%, respectively, of his individual objectives for the first and second half of 2009, that Mr. Rijos had earned 100% and 97%, respectively, of his individual objectives for the first and second half of 2009, and that Mr. Smith had earned 100% and 88%, respectively, of his individual objectives for the first and second half of 2009.

The amounts paid to each of Messrs. Ohlendorf, Rijos and Smith with respect to the 2009 semi-annual individual objectives bonus opportunity are set forth below:

Name	First Half 2009 Achievement Bonus Payment	Second Half 2009 Achievement Bonus Payment	Total Annual Individuals Objectives Bonus Payment
Mark W. Ohlendorf	$78,667	$77,333	$156,000
John P. Rijos	$80,000	$77,333	$157,333
T. Andrew Smith	$80,000	$70,000	$150,000

2009 Long-Term Incentive Awards

As discussed in greater detail below, in connection with entering into an amended and restated employment agreement with Mr. Sheriff, the Committee granted Mr. Sheriff 500,000 restricted stock units, or RSUs, in 2009.  Upon vesting, each RSU represents the right to receive one share of the Company’s common stock.  Subject to Mr. Sheriff’s continued employment or service as a consultant, the RSUs generally vest (or vested) in five equal annual installments beginning on December 15, 2009.  The RSUs are payable within 45 days of each such vesting date.

The number of RSUs awarded to Mr. Sheriff was determined by the Committee based on its review of the compensation consultant’s report and on negotiations with Mr. Sheriff.  In granting the award, the Committee indicated that the award was a one-time grant intended to cover multiple years of service and, as such, it was anticipated that Mr. Sheriff would not receive any additional equity awards during the term of his amended employment agreement (although the Committee retained the discretion to make additional awards if the circumstances warrant such awards).

The Committee granted the following shares of restricted stock to each of the other named executive officers in 2009:

Name	No. of Shares To Be Awarded
Mark W. Ohlendorf	80,000
John P. Rijos	80,000
T. Andrew Smith	130,000
Gregory B. Richard	80,000

The shares will vest ratably in four installments on May 20, 2010, May 20, 2011, May 20, 2012 and May 20, 2013, subject only to an officer’s continued employment.

Based on its review of the compensation consultant’s report (including specifically the retentive value of outstanding equity awards previously granted to the named executive officers), the Committee determined that each of Messrs. Ohlendorf, Rijos and Smith should be granted 80,000 shares of restricted stock for 2009 and that Mr. Richard should be granted 30,000 shares of restricted stock for 2009.  For reasons of internal equity and to recognize their significant contributions to the Company during 2008 and early 2009, the Committee also determined that each of Messrs. Smith and Richard should be granted an additional 50,000 shares of restricted stock during 2009.

Prior Year Performance-Based Restricted Share Awards

In April 2008 and July 2008 (with respect to Mr. Richard), as part of each named executive officer’s compensation package for 2008, the Committee granted each such officer shares of performance-based and time-based restricted stock.  The number of performance-based shares awarded to each officer is set forth below:

Name	No. of Performance-Based Shares Awarded
W.E. Sheriff	50,000
Mark W. Ohlendorf	25,000
John P. Rijos	20,000
T. Andrew Smith	25,000
Gregory B. Richard	4,491

With respect to each named executive officer other than Mr. Richard, these shares were scheduled to vest ratably in four installments on May 20, 2009, May 20, 2010, May 20, 2011 and May 20, 2012, subject to the officer’s continued employment and dependent upon the level of achievement of performance goals established for each tranche by the Committee.  The performance-based shares granted to Mr. Richard were scheduled to vest ratably in three installments on May 20, 2009, May 20, 2010 and May 20, 2011, subject to continued employment and dependent upon the level of achievement of performance goals established for each such tranche by the Committee.

The Company did not achieve the minimum threshold level of CFFO performance for the first tranche of these performance-based shares. As such, the first tranche of shares was forfeited on May 20, 2009.

The performance targets for the second tranche of performance-based shares were based on the Company’s CFFO per share for 2009 and were generally consistent with the targets established for the 2009 annual cash bonus plan.  For each of the named executive officers, achievement of the minimum threshold level of CFFO performance would have resulted in the vesting of 25% of the shares in the second performance-based tranche.  Achievement of the targeted level of CFFO performance would have resulted in the vesting of 100% of the shares in the second performance-based tranche.  The percentage of shares vesting in each tranche are to be pro-rated between the minimum threshold and target levels of performance.  Any performance-based shares which do not vest in any tranche will be forfeited.  The performance targets for the tranches scheduled to vest in 2011 and 2012 (as applicable) are to be set by the Committee during the first quarter of 2010 and 2011.

The CFFO per share performance targets applicable to the tranche of performance-based shares eligible to vest on May 20, 2010 were as follows:

CFFO per Share Targets	Percentage of Shares Vesting
$1.49	100%
$1.46	75%
$1.43	50%
$1.40	25%
Below $1.40	0%

All of the shares in the second tranche of the performance-based grants made to the named executive officers in 2008 will vest on May 20, 2010, as the Company achieved in excess of the targeted level of CFFO performance during 2009.

Mr. Richard also previously received a grant of 6,513 shares of restricted stock in 2007.  These shares were originally scheduled to vest ratably in four installments on May 20, 2008, May 20, 2009, May 20, 2010 and May 20, 2011, subject to continued employment.  The vesting of the first three tranches was also initially dependent upon the level of achievement of performance goals based on CFFO per share established for each such tranche in advance by the Compensation Committee.

The Company did not achieve the minimum threshold level of CFFO performance for the first tranche of these shares. As such, the first tranche of shares was forfeited on May 20, 2008.

During 2008, in an effort to increase the retentive value of this award and similar awards made to the Company’s officer-level employees (and in recognition that full achievement of the originally-established performance goals for 2008 was unlikely), the Committee amended the terms of the awards to convert 50% of the shares in each of the second and third tranches to time-based vesting, with the remaining 50% of the shares in each such tranche being subject to revised performance targets. The shares in the fourth tranche will remain subject to time-based vesting only.

The Company did not achieve the minimum threshold level of CFFO performance for the second tranche of these shares.  As such, all of the shares in the second tranche that were subject to performance-based vesting were forfeited on May 20, 2009.

The revised CFFO per share performance targets applicable to the tranche of performance-based shares for Mr. Richard (and other officer-level employees) eligible to vest on May 20, 2010 were as follows:

CFFO per Share Targets	Percentage of Shares Vesting
$2.22	100%
$2.15	75%
$2.09	50%
$2.02	25%
Below $2.02	0%

All of Mr. Richard’s performance-based shares in the tranche of shares eligible to vest on May 20, 2010 will be forfeited, as the Company did not achieve the minimum threshold level of CFFO performance during 2009.

2010 Named Executive Officer Compensation

For 2010, the Committee determined that no significant changes to the Company’s compensation program for named executive officers were necessary.  Accordingly, each named executive officer will be eligible to receive the annual salary, the annual cash incentive bonus opportunity and the semi-annual cash incentive opportunity (other than with respect to Mr. Sheriff) described above.  In addition, each named executive officer (other than Mr. Sheriff) will be eligible to receive a long-term incentive award in the form of time-based restricted stock for 2010.  The number of shares to be awarded to each of the named executive officers will be determined by the Committee at a later date.

As noted above, during 2009, Mr. Richard participated in the bonus program applicable to most of the Company’s other Executive Vice Presidents and members of management.  Effective January 1, 2010, Mr. Richard became of a member of the Company’s senior management executive committee (along with Messrs. Sheriff,

Ohlendorf, Rijos and Smith and Bryan D. Richardson, the Company’s Executive Vice President and Chief Administrative Officer).  As a result, the Committee determined that, for 2010, Mr. Richard will participate in the bonus programs applicable to the other named executive officers.  Accordingly, Mr. Richard will be eligible to receive an annual cash incentive bonus opportunity based on the Company’s performance and a semi-annual cash incentive opportunity based on individual performance.  The target CFFO bonus amount for Mr. Richard for 2010 is $230,000.  The target individual objectives bonus opportunity for Mr. Richard for 2010 is $120,000.

Section 162(m) Limits on Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that a company may deduct in any one year with respect to its chief executive officer and each of its four most highly paid executive officers other than the chief executive officer. Certain performance-based compensation approved by stockholders is not subject to the compensation deduction limit. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible.

Stock Ownership Guidelines

During 2007, our Board of Directors initially adopted Stock Ownership Guidelines applicable to each of the Company’s officers, including our named executive officers, in an effort to further align the interests of our executives with the interests of our stockholders.  In early 2009, in light of a decline in the market price of the Company’s common stock, the Committee determined that the existing Guidelines were counter-productive and would not effectively align the interests of our executives with those of our stockholders.  Upon the recommendation of Compensation Strategies, Inc., the Guidelines were amended, as described below.

Under the amended Guidelines, each of our named executive officers is expected to hold at least the number of shares listed below:

Name	Ownership Guideline
W.E. Sheriff	150,000
Mark W. Ohlendorf	100,000
John P. Rijos	100,000
T. Andrew Smith	100,000
Gregory B. Richard	50,000

The expected level of ownership may be met through stock purchased by the officer or his or her spouse in the market (whether held individually or jointly) and/or through stock received upon vesting of equity awards.  Unvested equity awards do not count toward satisfaction of the Guidelines.

Stock ownership levels should be achieved by each officer by the later of (i) May 9, 2012 (i.e., five (5) years after the initial adoption of the Guidelines) or (ii) the fifth anniversary of such officer’s appointment or promotion. Until the expected ownership level is achieved, each officer is expected to retain at least 50% of Profit Shares obtained through our stock incentive plans.  “Profit Shares” are the number of shares obtained from the vesting of restricted stock, less the number of shares an officer sells to pay all applicable income and payroll taxes in connection with such vesting.

Employment Agreements with Named Executive Officers

We entered into employment agreements with each of our named executive officers (other than Mr. Smith) in connection with our initial public offering in 2005 and, with respect to Messrs. Sheriff and Richard, in connection with the acquisition of ARC in 2006.  We entered into an employment agreement with Mr. Smith in connection with his employment in 2006.  We entered into an amended and restated employment agreement with Mr. Sheriff on June 23, 2009.

Employment Agreement with W.E. Sheriff

Pursuant to his amended and restated employment agreement, Mr. Sheriff will continue to be employed as Chief Executive Officer of the Company during the five year term of the agreement.  However, at any time during the term, Mr. Sheriff may elect to resign as Chief Executive Officer and serve the Company as a consultant for the balance of the term by providing the Company with at least six months’ prior notice.  During the period that Mr. Sheriff serves as Chief Executive Officer, he will continue to receive an annual base salary of $600,000 per year. He will receive a consulting fee of $300,000 per year during the period that he serves as a consultant.

Mr. Sheriff will continue to have an annual cash bonus opportunity of $600,000 per year during the period that he serves as Chief Executive Officer in accordance with the terms of the Company’s incentive compensation plan for senior executive officers.  The annual bonus opportunity will cease on the first day that he ceases to serve as Chief Executive Officer.  However, if Mr. Sheriff resigns as Chief Executive Officer and becomes a consultant, he will be eligible to receive a pro rata portion of the annual bonus (to the extent earned) for the portion of the year during which he served as Chief Executive Officer or, if his resignation as Chief Executive Officer becomes effective on or after October 1 of such year, he will be eligible to receive the entire annual bonus for such year (to the extent earned).

While he continues to serve as Chief Executive Officer, Mr. Sheriff will generally be eligible to participate in all benefit plans made available to the Company’s senior executives.  During the period that he serves as a consultant, he will be eligible to participate in any benefit plans made available to the Company’s similarly-situated former executives.

The employment agreement provides that, in the event Mr. Sheriff’s employment or consultancy is terminated for “cause” (as defined therein), he will receive the following: (i) accrued base compensation through the date of termination; (ii) any annual bonus earned but unpaid as of the date of termination for any previously completed calendar year; (iii) reimbursement for any properly incurred business expenses; and (iv) benefits, if any, to which he may be entitled under the Company’s benefits plans (collectively, the “Accrued Rights”).  Mr. Sheriff will also be eligible to receive the Accrued Rights in the event his employment or consultancy is terminated due to death or disability.

In the event Mr. Sheriff’s employment or consultancy is terminated by the Company without cause, or by Mr. Sheriff for “good reason” (as defined therein), he will receive the Accrued Rights and, upon signing a release of claims in a form adopted by the Company and continuing to comply with all applicable restrictive covenants, the following severance payments and benefits:  (i) continuation of his then-current base compensation for the lesser of 24 months from the date of termination or the scheduled expiration of the term, (ii) to the extent that he served as Chief Executive Officer during any portion of the year of termination, payment of a pro rata portion of his annual bonus (to the extent earned) for the portion of the year during which he served as Chief Executive Officer or, if his termination occurs on or after October 1 of such year, payment of the entire annual bonus for such year (to the extent earned), and (iii) if he is eligible for and elects continuation of health care coverage under COBRA, the Company will pay the employer portion of his COBRA premium payments for the length of the COBRA coverage period.

In the event Mr. Sheriff voluntarily resigns his employment or consultancy without good reason, he will receive the Accrued Rights and, to the extent that he served as Chief Executive Officer during any portion of the year of termination, payment of a pro rata portion of his annual bonus (to the extent earned) for the portion of the year during which he served as Chief Executive Officer or, if his termination occurs on or after October 1 of such year, payment of the entire annual bonus for such year (to the extent earned).

Under the terms of the employment agreement, all post-termination payments and benefits provided to Mr. Sheriff are to be structured to comply with Section 409A of the Internal Revenue Code (the “Code”).  The terms of Mr. Sheriff’s existing restricted stock agreements will govern the treatment of any outstanding restricted stock awards upon his termination of employment or consultancy.  However, Mr. Sheriff’s service as a consultant to the Company shall be deemed to be continued employment for purposes of such outstanding restricted stock awards.

The employment agreement contains non-competition, non-solicitation, non-disparagement and confidentiality covenants.  The non-competition and non-solicitation restrictions will continue in effect during Mr. Sheriff’s employment and consultancy and for two years following the later of his termination as an employee or consultant.  The non-disparagement and confidentiality obligations shall apply during his employment and consultancy and at all times thereafter.

The non-competition provisions provide that Mr. Sheriff shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, shareholder of a closely held corporation or shareholder in excess of five percent (5%) of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is a Competing Business in the Area (each as defined below).  For purposes of this provision:  “Area” means a fifteen (15) mile radius of any senior living facility owned, managed or operated by the Company (or its successor) at the time Mr. Sheriff’s employment or consultancy, as applicable, is terminated; and “Competing Business” means the business of owning, operating or managing senior living facilities having gross annualized revenues of at least $35 million or owning, operating or managing, in the aggregate, at least 1,000 units/beds provided that at least 750 units/beds owned, operated or managed by such business are located within the Area.

As discussed above, in connection with entering into the employment agreement, Mr. Sheriff was granted 500,000 RSUs under the terms of the Company’s Omnibus Stock Incentive Plan.  Upon vesting, each RSU represents the right to receive one share of the Company’s common stock.  Subject to Mr. Sheriff’s continued employment or service as a consultant, the RSUs vested or will vest in five equal annual installments beginning on December 15, 2009.  The RSUs will be payable within 45 days of each such vesting date.  All unpaid RSUs which have not previously been forfeited will be paid within 45 days following the earliest of (i) a “change in control” (as defined in the Stock Incentive Plan), but only if such change in control constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A of the Code; (ii) Mr. Sheriff’s death; or (iii) Mr. Sheriff’s “disability” (as defined in the Stock Incentive Plan).

If Mr. Sheriff’s employment as Chief Executive Officer is terminated by the Company without cause or by Mr. Sheriff for good reason prior to December 31, 2010, all outstanding RSUs will vest and be paid in accordance with the schedule noted above.  If Mr. Sheriff resigns as Chief Executive Officer prior to December 31, 2010, but continues serving as a consultant, the RSUs which are scheduled to vest on December 15, 2012 and December 15, 2013 will be forfeited and the remaining RSUs will be paid in accordance with the schedule noted above, provided that he continues to serve as a consultant or his consultancy is terminated without cause or for good reason.

All outstanding RSUs will be paid within 45 days following (i) the termination of Mr. Sheriff’s employment by the Company without cause or by Mr. Sheriff for good reason on or after December 31, 2010 or (ii) the voluntary termination of Mr. Sheriff’s employment as Chief Executive Officer (whether or not he becomes a consultant) for any reason on or after December 31, 2010.

All unpaid RSUs will be forfeited upon (i) the termination of Mr. Sheriff’s employment or consultancy for cause; (ii) the voluntary termination (without good reason) of his employment (without becoming a consultant) prior to December 31, 2010; or (iii) the voluntary termination (without good reason) of his consultancy.

Mr. Sheriff (or his beneficiaries, if applicable) will be required to execute a release to receive payment of any RSUs which are payable as a result of termination of his employment or consultancy.  To the extent required under Section 409A of the Code, the payments upon a termination of employment will be delayed for six months following the date of Mr. Sheriff’s termination.

Employment Agreements with Other Named Executive Officers

Other than the positions and salary and bonuses, the employment agreements with each of Messrs. Ohlendorf, Rijos, Smith and Richard are substantially the same, except as noted below.

The employment agreements have three-year initial terms (other than Mr. Smith’s employment agreement, which has a four-year initial term) at the end of which the agreements automatically extend on an annual basis for up to two additional one-year terms, unless notice not to renew an agreement is given 90 days prior to the expiration of its term. The employment agreements provide that the executives will be entitled to all the usual benefits offered to employees at the executives’ levels including, vacation, sick time, participation in the employer’s 401(k) retirement plan and medical, dental and insurance programs, all in accordance with the terms of such plans and programs in effect from time to time.

Under the employment agreements (and except as described below), the executives’ bonuses for the first fiscal year commencing after the respective effective dates of the employment agreements were to be paid 50% in cash and 50% in restricted shares of the Company’s common stock pursuant to our Omnibus Stock Incentive Plan. After the first fiscal year following the respective effective dates of the employment agreements, the executives’ respective bonuses are to be based on achievement of certain performance standards as determined by the Committee (acting on behalf of the Board of Directors) in its discretion, and may be payable in a combination of cash and vested shares of common stock in the Committee’s discretion; however, bonus amounts that exceed the executives’ target bonuses may be paid in unvested restricted shares of Company common stock, as determined by the Committee in its discretion.

The material terms of Mr. Smith’s employment agreement are substantially similar to the material terms of the employment agreements between the Company and the other named executive officers (other than Mr. Sheriff), including with respect to rights and obligations upon termination of employment and entitlement to certain employee benefits, with the following described differences.  Mr. Smith was guaranteed a cash bonus for 2007 of at least $200,000 and a pro-rated cash bonus for 2006 based upon a $200,000 target.  As a condition to entering into his employment agreement, Mr. Smith agreed to invest $200,000 in our common stock at the then-current market price per share.  In addition, he was granted 120,000 shares of restricted stock, a portion of which was subject to time-based vesting and a portion of which was subject to performance-based vesting.

The material terms of Mr. Richard’s employment agreement are substantially similar to the material terms of the employment agreements between the Company and the other named executive officers (other than Mr. Sheriff), including with respect to rights and obligations upon termination of employment and entitlement to certain employee benefits, with the following described differences.  Mr. Richard’s employment agreement provided that his 2006 target bonus opportunity was to be calculated according to the 2006 bonus formula of ARC in effect prior to the Company’s acquisition of ARC, as adjusted as mutually agreed upon by the parties to give effect to the impact of the acquisition.  As a condition to entering into his employment agreement, Mr. Richard agreed to invest $1,116,878 in our common stock at a price of $38.07 per share.  Following the purchase, he was granted a number of shares of restricted stock equal to the number of shares he acquired pursuant to this obligation.  A portion of the restricted shares was subject to time-based vesting and a portion of the shares was subject to performance-based vesting.

See “Potential Payments Upon Termination or Change in Control” below for a summary of the provisions of these employment agreements relating to severance, termination and change in control.

Summary Compensation Table

The following summary compensation table sets forth information concerning the compensation earned by, awarded to or paid to our named executive officers for the periods indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(2)(3)	Total ($)
W.E. Sheriff,	2009	587,692	-		4,738,500	1,012,500	(5)	1,837	6,340,529
Chief Executive Officer(4)	2008	200,000	-		1,519,375	-		3,794	1,723,169
	2007	196,154	-		-	-		3,004	199,158

Mark W. Ohlendorf,	2009	472,923	-		772,950	696,000	(5)	1,584	1,943,457
Co-President and Chief	2008	233,654	60,000	(6)	759,688	54,000	(7)	6,094	1,113,436
Financial Officer	2007	200,000	-		299,968	-		4,698	504,666

John P. Rijos,	2009	486,962	-		768,600	697,333	(5)	1,885	1,954,780
Co-President and Chief	2008	232,692	60,000	(6)	607,750	54,000	(7)	6,485	960,927
Operating Officer	2007	200,000	-		149,962	-		4,649	354,611

T. Andrew Smith,	2009	479,846	-		1,242,450	690,000	(5)	1,605	2,413,901
Executive Vice President,	2008	446,442	60,000	(6)	759,688	40,500	(7)	5,581	1,312,211
General Counsel and Secretary	2007	196,154	200,000	(8)	-	-		2,104	398,258

Gregory B. Richard,	2009	275,385	-		756,410	333,997	(5)	1,468	1,367,260
Executive Vice President –
Field Operations

(1)
Pursuant to recent amendments to SEC rules, this column includes the aggregate grant date fair value of restricted stock and restricted stock unit awards computed in accordance with FASB Accounting Standards Codification (“ASC”) Topic 718, and replaces the previously mandated disclosures of the dollar amount recognized for financial statement reporting purposes for each fiscal year in accordance with FASB ASC Topic 718. See Note 16 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a summary of the assumptions made in the valuation of restricted stock and restricted stock unit awards.

(2)
Excludes dividends paid during 2007 and 2008 on unvested shares held by the named executive officers.  Although dividends on unvested shares of stock were viewed by the Compensation Committee as part of each named executive officer’s total compensation during 2007 and 2008, such amounts are excluded from the table because the full dollar value of the dividends was factored into the grant date fair value of each restricted stock award granted to the named executive officers.

(3)
Unless otherwise indicated, represents the employer matching contribution to our 401(k) Plan (during 2007 and 2008), premiums on Company-provided life and disability insurance and/or (in the case of Mr. Smith for 2007) a reimbursement of COBRA insurance premiums paid by the named executive officer.

(4)	Mr. Sheriff became Co-Chief Executive Officer on July 25, 2006 and Chief Executive Officer on February 7, 2008.
(5)	Represents the payout of each executive’s 2009 annual cash incentive bonus and, with respect to Messrs. Ohlendorf, Rijos and Smith, 2009 semi-annual cash incentive bonus.
(6)	Represents the discretionary portion of each executive’s 2008 cash incentive payout.
(7)	Represents the individual objectives portion of each executive’s 2008 cash incentive payout.
(8)	Represents the payment of a guaranteed bonus for 2007 pursuant to the terms of Mr. Smith’s employment agreement.

Grants of Plan-Based Awards in Fiscal 2009

The following table summarizes grants of plan-based awards made to our named executive officers in 2009.  All of our named executive officers are eligible to receive dividends on unvested shares of stock that have been granted to them (to the extent that dividends are declared on our shares of common stock).

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards						Estimated Possible Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)		Threshold (#)		Target (#)		Maximum (#)		All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value Of Stock Awards ($)
W.E. Sheriff		120,000	(1)	600,000	(1)		(1)
	03/10/2009							3,125	(2)	12,500	(2)	12,500	(2)			43,500
	06/23/2009													500,000	(3)	4,695,000
Mark W. Ohlendorf		64,000	(1)	320,000	(1)		(1)
			(4)	160,000	(4)	160,000	(4)
	03/10/2009							1,562	(2)	6,250	(2)	6,250	(2)			21,750
	06/23/2009													80,000	(5)	751,200
John P. Rijos		64,000	(1)	320,000	(1)		(1)
			(4)	160,000	(4)	160,000	(4)
	03/10/2009							1,250	(2)	5,000	(2)	5,000	(2)			17,400
	06/23/2009													80,000	(5)	751,200
T. Andrew Smith		64,000	(1)	320,000	(1)		(1)
			(4)	160,000	(4)	160,000	(4)
	03/10/2009							1,562	(2)	6,250	(2)	6,250	(2)			21,750
	06/23/2009													130,000	(5)	1,220,700
Gregory B. Richard			(6)	220,308	(6)		(6)
	03/10/2009							374	(2)	1,497	(2)	1,497	(2)			5,210
	06/23/2009													80,000	(5)	751,200

(1)
Represents the amounts which would have been payable in cash at threshold and target under the Company’s 2009 annual cash incentive bonus program for certain of the named executive officers, the terms of which are summarized elsewhere in this proxy statement.  The bonus plan did not contain a maximum level of performance and, therefore, achievement in excess of the targeted level of performance resulted in a payout in excess of 100% of the target bonus opportunity.  As reported in the Summary Compensation Table, the named executive officers actually earned the following cash amounts with respect to 2009 performance under the annual bonus program:  Mr. Sheriff - $1,012,500; Mr. Ohlendorf - $540,000; Mr. Rijos - $540,000; and Mr. Smith - $540,000.

(2)	Represents the 2009 tranche of performance-based restricted shares initially awarded to the named executive officers in 2008.
(3)
Represents restricted stock units.  The units vested or will vest ratably in five installments on December 15, 2009, December 15, 2010, December 15, 2011, December 15, 2012 and December 15, 2013, subject only to continued employment.

(4)
Represents the amounts which would have been payable in cash at target and maximum under the Company’s 2009 semi-annual cash incentive bonus program for certain of the named executive officers, the terms of which are summarized elsewhere in this proxy statement.  The semi-annual bonus program did not specify a minimum threshold level of performance.  As reported in the Summary Compensation Table, the named executive officers actually earned the following cash amounts with respect to 2009 performance under the semi-annual bonus program:  Mr. Ohlendorf - $156,000; Mr. Rijos - $157,333; and Mr. Smith - $150,000.

(5)	The shares will vest ratably in four installments on May 20, 2010, May 20, 2011, May 20, 2012 and May 20, 2013, subject only to continued employment.
(6)
Represents the amounts which would have been payable in cash at target under the Company’s 2009 annual bonus program for Mr. Richard, the terms of which are summarized elsewhere in this proxy statement.  Seventy-five percent (75%) of the target bonus opportunity was based on the Company’s achievement of CFFO per share targets during 2009.  Twenty-five percent (25%) of the target bonus opportunity was based on individual objectives. The individual objectives portion of the annual bonus program did not specify a minimum threshold level of performance.  Achievement of the minimum threshold level of CFFO performance under the bonus plan would have resulted in 20% of the portion of the award subject to the CFFO targets being funded. The bonus plan did not contain a maximum level of performance and, therefore, achievement in excess of the targeted level of performance would have resulted in a payout in excess of 100% of the target bonus opportunity. As reported in the Summary Compensation Table, Mr. Richard actually earned $333,997 with respect to 2009 performance under the annual bonus program.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table summarizes the number of outstanding equity awards held by each of our named executive officers as of December 31, 2009 (after giving effect to shares vesting on that date).  The market value is based on the closing market price of the Company’s stock on December 31, 2009.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
W.E. Sheriff	437,500	(1)	7,958,125	37,500	(2)	682,125
Mark W. Ohlendorf	175,231	(3)	3,187,452	18,750	(2)	341,063
John P. Rijos	169,396	(4)	3,081,313	15,000	(2)	272,850
T. Andrew Smith	173,750	(5)	3,160,513	18,750	(2)	341,063
Gregory B. Richard	86,934	(6)	1,581,329	5,305	(7)	96,498

(1)
Subject to continued employment, 37,500 of the shares vest ratably in three installments on May 20, 2010, May 20, 2011 and May 20, 2012.  Subject to continued employment, 400,000 of the shares vest ratably in four installments on December 15, 2010, December 15, 2011, December 15, 2012 and December 15, 2013.

(2)
Subject to continued employment and the achievement of specified performance targets, the shares vest ratably in three installments on May 20, 2010, May 20, 2011 and May 20, 2012.  The Company achieved in excess of the targeted level of performance during 2009, thus all of the shares scheduled to vest on May 20, 2010 will vest.

(3)
Subject to continued employment, 75,000 of the shares vest on August 5, 2010.  1,481 of the shares vested on March 7, 2010.  Subject to continued employment, 18,750 of the shares vest ratably in three installments on May 20, 2010, May 20, 2011 and May 20, 2012.  Subject to continued employment, 80,000 of the shares vest ratably in four installments on May 20, 2010, May 20, 2011, May 20, 2012 and May 20, 2013.

(4)
Subject to continued employment, 73,655 of the shares vest on August 9, 2010.  741 of the shares vested on March 7, 2010.  Subject to continued employment, 15,000 of the shares vest ratably in three installments on May 20, 2010, May 20, 2011 and May 20, 2012.  Subject to continued employment, 80,000 of the shares vest ratably in four installments on May 20, 2010, May 20, 2011, May 20, 2012 and May 20, 2013.

(5)
Subject to continued employment, 25,000 of the shares will vest on December 31, 2010.  Subject to continued employment, 18,750 of the shares vest ratably in three installments on May 20, 2010, May 20, 2011 and May 20, 2012.  Subject to continued employment, 130,000 of the shares vest ratably in four installments on May 20, 2010, May 20, 2011, May 20, 2012 and May 20, 2013.

(6)
Subject to continued employment, 2,311 of the shares vest on May 20, 2010, 3,126 of the shares vest on May 20, 2011 and 1,497 of the shares vest on May 20, 2012.  Subject to continued employment, 80,000 of the shares vest ratably in four installments on May 20, 2010, May 20, 2011, May 20, 2012 and May 20, 2013.

(7)
Subject to continued employment and the achievement of specified performance targets, 814 of the shares are eligible to vest on May 20, 2010.  The Company did not achieve the minimum threshold level of performance during 2009, thus the shares scheduled to vest on May 20, 2010 will be forfeited.  Subject to continued employment and the achievement of specified performance targets, 4,491 of the shares vest ratably in three installments on May 20, 2010, May 20, 2011 and May 20, 2012.  The Company achieved in excess of the targeted level of performance during 2009, thus all of the shares scheduled to vest on May 20, 2010 will vest.

Stock Vested in Fiscal 2009

The following table summarizes the vesting of restricted stock and restricted stock unit awards and the value realized by our named executive officers as a result of such vesting during 2009.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
W.E. Sheriff	259,021	4,661,592	(1)
Mark W. Ohlendorf	82,731	1,056,208	(2)
John P. Rijos	79,439	1,151,067	(3)
T. Andrew Smith	44,250	764,408	(4)
Gregory B. Richard	28,583	504,949	(5)

(1)
The value realized is based on the closing market price of the underlying stock on May 20, 2009 (12,500 shares), December 15, 2009 (100,000 shares) and December 31, 2009 (146,521 shares), the dates the shares vested.

(2)
The value realized is based on the closing market price of the underlying stock on March 6, 2009 (1,481 shares), the last trading day prior to the date the shares vested, and May 20, 2009 (6,250 shares) and August 5, 2009 (75,000 shares), the dates the shares vested.

(3)
The value realized is based on the closing market price of the underlying stock on March 6, 2009 (740 shares), the last trading day prior to the date the shares vested, May 20, 2009 (5,000 shares), the date the shares vested, and August 7, 2009 (73,699 shares), the last trading day prior to the date the shares vested.

(4)	The value realized is based on the closing market price of the underlying stock on May 20, 2009 (6,250 shares) and December 31, 2009 (38,000 shares), the dates the shares vested.
(5)	The value realized is based on the closing market price of the underlying stock on May 20, 2009 (2,311 shares) and December 31, 2009 (26,272 shares), the dates the shares vested.

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.  The Compensation Committee may elect to adopt qualified or non-qualified defined benefit plans in the future if the Compensation Committee determines that doing so is in our best interests.

Nonqualified Deferred Compensation

None of our named executive officers participates in or has an accrued benefit in non-qualified defined contribution plans or other non-qualified deferred compensation plans maintained by us.  The Compensation Committee may elect to adopt non-qualified defined contribution plans or other non-qualified deferred compensation plans in the future if the Compensation Committee determines that doing so is in our best interests.

Potential Payments Upon Termination or Change in Control

The following table and summary set forth potential amounts payable to our named executive officers upon termination of employment or a change in control.  The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable.  The table below reflects amounts payable to our named executive officers assuming termination of employment on December 31, 2009, with equity based amounts valued at a common share price of $18.19, the reported closing price for our common shares on the NYSE on December 31, 2009.

	Circumstances of Termination
Name/Benefit	Voluntary Resignation by Executive ($)	Termination by us for Cause ($)	Termination by us without Cause ($)	Termination by us without Cause following Change in Control ($)	Termination by Executive for Good Reason ($)	Disability ($)	Death ($)
W.E. Sheriff
Salary	-	-	1,200,000	1,200,000	1,200,000	-	-
Bonus	1,012,500	-	1,012,500	1,012,500	1,012,500	-	-
PTO	46,154	46,154	46,154	46,154	46,154	46,154	46,154
COBRA	-	-	8,209	8,209	8,209	-	-
Market Value of Accelerated Vesting of Restricted Stock/RSUs	-	-	7,276,000	8,640,250	7,276,000	7,730,750	7,730,750
Total	1,058,654	46,154	9,542,863	10,907,113	9,542,863	7,776,904	7,776,904
Mark W. Ohlendorf
Salary	-	-	240,000	480,000	240,000	480,000	480,000
PTO	36,923	36,923	36,923	36,923	36,923	36,923	36,923
COBRA	-	-	6,393	12,786	6,393	12,786	-
Market Value of Accelerated Vesting of Restricted Stock	-	-	1,391,189	3,528,514	1,364,250	591,175	591,175
Total	36,923	36,923	1,674,505	4,058,223	1,647,566	1,120,884	1,108,098
John P. Rijos
Salary	-	-	240,000	480,000	240,000	480,000	480,000
PTO	36,923	36,923	36,923	36,923	36,923	36,923	36,923
COBRA	-	-	6,393	12,786	6,393	12,786	-
Market Value of Accelerated Vesting of Restricted Stock	-	-	1,353,263	3,354,163	1,339,784	545,700	545,700
Total	36,923	36,923	1,636,579	3,883,872	1,623,100	1,075,409	1,062,623
T. Andrew Smith
Salary	-	-	240,000	480,000	240,000	480,000	480,000
PTO	36,923	36,923	36,923	36,923	36,923	36,923	36,923
COBRA	-	-	3,643	7,285	3,643	7,285	-
Market Value of Accelerated Vesting of Restricted Stock	-	-	454,750	3,501,575	454,750	818,550	818,550
Total	36,923	36,923	735,316	4,025,783	735,316	1,342,758	1,335,473
Gregory B. Richard
Salary	-	-	175,000	350,000	175,000	350,000	350,000
PTO	26,923	26,923	26,923	26,923	26,923	26,923	26,923
COBRA	-	-	6,320	12,639	6,320	12,639	-
Market Value of Accelerated Vesting of Restricted Stock	-	-	-	1,677,827	-	433,068	433,068
Total	26,923	26,923	208,243	2,067,389	208,243	822,630	809,991

The employment agreements for each of our named executive officers (other than Mr. Sheriff, whose employment agreement and restricted stock unit agreement terms are described above) provide that, in the event of termination of employment by the employer other than a termination for “cause” (as defined therein and described below), or by the executives with “good reason” (as defined therein and described below), and the termination is not within 12 months following a “change of control” (as defined therein and described below), the executives will receive severance payments and benefits, upon signing a release of claims in a form adopted by the employer, provided the executives comply with any restrictive covenants by which the executives are bound. These severance payments and benefits are composed of continuation of annual base salary for six months following the date of termination of employment and continuation, at the employer’s expense, of coverage under the employer’s medical plan until the earlier of the six-month anniversary of the date of termination of employment or the date the executive becomes eligible under the medical benefits program of a new employer.

In the event of a change of control, and any of these executive’s employment is terminated within 12 months following the change of control either by the employer (or a successor) without cause, or by the executive for good reason, then, provided the executive signs a release and complies with any restrictive covenants by which the executive is bound, the executive will be entitled to, for 12 months following the date of termination of employment, continuation of annual base salary (at the rate in effect at the time of termination, or if higher, immediately prior to the change of control) and continuation of coverage under the employer’s medical plan.

If any of these named executive officer’s employment is terminated due to death or disability, upon providing a release of claims, the executive (or his or her beneficiary or estate) will be entitled to continuation of the executive’s base salary for 12 months.  If the termination is due to disability, the executive will also be entitled to continuation of coverage, at the employer’s expense, in the Company’s insurance plans for 12 months.

Upon any termination of a named executive officer’s employment, the executive will be entitled to receive a payout of up to 160 hours of his paid time off (PTO) balance.

Pursuant to the terms of the initial time-based restricted stock award granted to Mr. Smith, upon the occurrence of a change in control of the Company, 100% of his unvested shares shall immediately vest.  In the event he is terminated without cause by the Company (other than by reason of death or disability) or he terminates for good reason, the next tranche of unvested shares subject to time-based vesting will vest.

Pursuant to the terms of the initial restricted stock awards granted to Messrs. Ohlendorf and Rijos, upon the occurrence of a change of control of the Company, 100% of the award that is not vested at that time will immediately vest. In the event either is terminated without cause by the Company (other than by reason of his death or disability) or he terminates for good reason, the next tranche of unvested shares will vest.

Pursuant to the terms of the restricted stock awards granted to Messrs. Ohlendorf and Rijos in March 2007, upon the occurrence of a change of control of the Company, 100% of the award that is not vested at that time will immediately vest. In the event either is terminated without cause by the Company (other than by reason of his death or disability), the next tranche of unvested shares will vest.

Under the terms of the restricted stock awards granted to each of the named executive officers in 2009 and 2008 and to Mr. Richard in 2007, upon the occurrence of a change of control, the next tranche of unvested shares will vest and any shares subject to performance-based vesting will automatically convert to time-based vesting.  In addition, in the event an executive’s employment is terminated without cause by the Company following such change of control, all remaining unvested shares will vest.  With respect to performance-based shares, in the event an executive’s employment terminates by reason of death or disability, the tranche of shares subject to vesting at the next vesting date will remain outstanding until such date. Upon such date, the same number of shares shall vest as would have vested if the executive had remained employed on such date.  With respect to time-based shares, in the event an executive’s employment terminates by reason of death or disability, the tranche of shares subject to vesting at the next vesting date will remain outstanding until such date, at which time the shares in that tranche will vest.  For purposes of calculating the value of the accelerated vesting of Mr. Richard’s 2007 award upon death or disability in the above table, it is assumed that only the time-based shares would vest, as the Company did not achieve the minimum threshold level of performance during 2009 for the vesting of any of the performance-based shares scheduled to vest in 2010.

Under each of the named executive officers’ employment agreements, a “change of control” shall be deemed to have occurred if (a) any person (other than certain affiliates of Fortress Investment Group LLC) becomes the beneficial owner of securities representing fifty percent (50%) or more of the combined voting power of the Company’s outstanding securities (not including in the securities beneficially owned by such person any securities acquired directly from the Company or any of its affiliates); (b) the Company or any subsidiary merges or consolidates with any other corporation, except when the individuals who comprise the Company’s Board of Directors immediately prior to the transaction constitute at least a majority of the Board of Directors of the surviving entity (or its ultimate parent); or (c) the Company’s stockholders approve a plan of liquidation or dissolution or the Company completes the sale of all or substantially all of its assets (other than a sale to an entity, at least fifty percent (50%) of the combined voting power of the securities of which are owned by stockholders of the Company after the transaction in substantially the same proportions as their ownership of the Company prior to the transaction, or other than a sale immediately following which the individuals who comprise the Company’s Board of Directors immediately prior to the transaction constitute at least a majority of the Board of Directors of the entity to which the assets are sold (or its ultimate parent)).  In any event, a “change of control” shall not be deemed to have occurred by virtue of the consummation of any transaction (or series of integrated transactions) immediately following which the Company’s stockholders prior to the transaction(s) continue to have substantially the same proportionate ownership in any entity which owns all or substantially all of the assets of the Company immediately following such transaction(s).

Under each of the named executive officers’ employment agreements, “cause” means (a) conviction of, or guilty plea concerning, or confession of, any felony; (b) any act of dishonesty committed by the executive in connection with the Company’s business; (c) any material breach by the executive of the employment agreement after written notice and reasonable opportunity to cure; (d) any material breach of any reasonable and lawful rule or directive of the Company; (e) the gross or willful neglect of duties or gross misconduct by the executive; and (f) the habitual use of drugs or the habitual, excessive use of alcohol that, in the Board of Director’s good faith determination, materially interferes with the performance of the executive’s duties.

Under each of the named executive officers’ employment agreements, “good reason” means either (a) the occurrence, without the executive’s written consent, of any of the following circumstances, unless such circumstances are fully corrected by the Company within thirty (30) days following written notice by the executive that he intends to terminate his employment for one of the reasons set forth below: (i) the failure by the Company to pay to the executive any portion of his base salary or bonus within thirty (30) days of the date such compensation is due; (ii) the relocation of the executive’s principal office at the Company to a location outside a fifty (50) mile radius from the executive’s principal office location at the time of entering into the employment agreement; or (iii) the executive is assigned duties, compensation or responsibilities that are materially and significantly reduced with respect to the scope or nature of the duties, compensation and/or responsibilities associated with the executive’s position at the effective date of the employment agreement; or (b) the delivery by the Company to the executive of written notice indicating that it intends not to extend the term of the employment agreement. In any event, a termination by the executive for “good reason” shall not be deemed to have occurred by virtue of changes in the executive’s duties, benefits and responsibilities resulting upon (or shortly thereafter) the consummation of any transaction (or series of integrated transactions) immediately following which the Company’s stockholders prior to the transaction(s) continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction(s).  Under the terms of Mr. Sheriff’s employment agreement, the delivery by the Company to Mr. Sheriff of notice indicating that the Company does not intend to extend the term of his agreement does not constitute “good reason”.

Compensation Committee Interlocks and Insider Participation

During 2009, the Compensation Committee of the Board of Directors was composed of Messrs. Bumstead and Leeds and Dr. Waxman.  None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company’s executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable SEC regulations.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on the review and discussions, it has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included herein.

Respectfully submitted by the Compensation Committee of the Board of Directors,

COMPENSATION COMMITTEE

Frank M. Bumstead, Chairman
Jeffrey R. Leeds
Dr. Samuel Waxman

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 19, 2010, the total number of shares of our common stock beneficially owned, and the percent so owned, by (1) each person known by us to own more than 5% of our common stock, (2) each of our directors and named executive officers and (3) all directors and executive officers as a group, based on 123,174,513 shares of our common stock (including restricted shares) outstanding as of that date.  Unless otherwise indicated, each of the beneficial owners listed has, to the Company’s knowledge, sole voting and investment power with respect to the indicated shares of common stock.  Unless otherwise indicated, the address of each person named in the table is c/o Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027.

	Nature and Amount of Beneficial Ownership
Name of Beneficial Owner	Shares Owned (1)	Percentage
Executive Officers and Directors
Wesley R. Edens (2)	43,116,426	35.00%
W.E. Sheriff (3)	647,489	*
Mark W. Ohlendorf	493,170	*
John P. Rijos	514,744	*
T. Andrew Smith	256,770	*
Gregory B. Richard	148,261	*
Frank M. Bumstead	53,444	*
Jackie M. Clegg	11,082	*
Tobia Ippolito	10,000	*
Jeffrey R. Leeds	32,648	*
Mark J. Schulte	517,963	*
James R. Seward	77,920	*
Samuel Waxman (4)	35,025	*
All directors and executive officers as a group (17 persons)	46,422,715	37.69%
5% Stockholders
Fortress Operating Entity I LP (5)	43,116,426	35.00%
FMR LLC (6)	17,168,978	13.94%
Cohen & Steers, Inc. (7)	12,869,786	10.45%

*     Less than 1%

(1)
Consists of shares held, including all restricted shares held (whether or not such restricted shares have voting restrictions).  See “Certain Relationships and Related Transactions” below for a summary of shares pledged as security.

(2)	Includes 3,017,952 shares held by Mr. Edens and other ownership as set forth in Footnote 5.
(3)
Includes 500,102 shares held by Mr. Sheriff, 118,387 shares held by Sheriff Financial, LLC and 29,000 shares held by the W.E. Sheriff Family Partnership.  Excludes 400,000 unvested restricted stock units held by Mr. Sheriff.

(4)	Includes 24,136 shares held by Dr. Waxman and 10,889 shares held by Dr. Waxman’s defined benefit pension plan.
(5)
Includes 15,871,424 shares held by Fort GB Holdings LLC, 905,042 shares held by FABP (GAGACQ) LP, 8,793,392 shares held by Fortress RIC Coinvestment Fund LP, 3,026,435 shares held by Fortress Investment Fund IV (Fund A) L.P., 1,222,077 shares held by Fortress Investment Fund IV (Fund B) L.P., 289,968 shares held by Fortress Investment Fund IV (Fund C) L.P., 1,810,004 shares held by Fortress Investment Fund IV (Fund D) L.P., 211,916 shares held by Fortress Investment Fund IV (Fund E) L.P., 95,084 shares held by Fortress Investment Fund IV (Fund F) L.P., 114,081 shares held by Fortress Investment Fund IV (Fund G) L.P., 790,673 shares held by Fortress Investment Fund IV (Coinvestment Fund A) L.P., 492,823 shares held by Fortress Investment Fund IV (Coinvestment Fund B) L.P., 98,164 shares held by Fortress Investment Fund IV (Coinvestment Fund C) L.P., 473,183 shares held by Fortress Investment Fund IV (Coinvestment Fund D) L.P., 40,635 shares held by Fortress Investment Fund IV (Coinvestment Fund F) L.P., 135,391 shares held by Fortress Investment Fund IV (Coinvestment Fund G) L.P., 10,740 shares held by Drawbridge OSO Securities LLC, and 74,436 shares held by Drawbridge DSO Securities LLC. Fortress (GAGACQ) LLC is the managing member of Fort GB Holdings LLC.  Fortress Fund MM II LLC is the managing member of Fortress

(GAGACQ) LLC and is the general partner of FABP (GAGACQ) LP.  FIG LLC is the managing member of Fortress Fund MM II LLC.  FIG LLC is the investment manager of Fortress RIC Coinvestment Fund LP, Fortress Investment Fund IV (Fund A) L.P., Fortress Investment Fund IV (Fund B) L.P., Fortress Investment Fund IV (Fund C) L.P., Fortress Investment Fund IV (Fund D) L.P., Fortress Investment Fund IV (Fund E) L.P., Fortress Investment Fund IV (Fund F) L.P., Fortress Investment Fund IV (Fund G) L.P., Fortress Investment Fund IV (Coinvestment Fund A) L.P., Fortress Investment Fund IV (Coinvestment Fund B) L.P., Fortress Investment Fund IV (Coinvestment Fund C) L.P., Fortress Investment Fund IV (Coinvestment Fund D) L.P., Fortress Investment Fund IV (Coinvestment Fund F) L.P., and Fortress Investment Fund IV (Coinvestment Fund G) L.P.  Drawbridge DSO Securities LLC is a wholly-owned subsidiary of Drawbridge Special Opportunities Fund LP (“Drawbridge LP”).  Drawbridge OSO Securities LLC is a wholly-owned subsidiary of Drawbridge Special Opportunities Fund Ltd. (“Drawbridge Ltd”).  Drawbridge Special Opportunities Advisors LLC is the investment manager of Drawbridge LP and Drawbridge Ltd. FIG LLC is the 100% owner of Drawbridge Special Opportunities Advisors LLC.  Fortress Operating Entity I LP (“FOE I”) is the sole managing member of FIG LLC.  FIG Corp. is the general partner of FOE I. FIG Corp. is a wholly-owned subsidiary of Fortress Investment Group LLC (“Fortress”).  By virtue of his ownership interests in Fortress and certain of its affiliates, Wesley R. Edens, our Chairman, may be deemed to beneficially own the shares listed as beneficially owned by Fortress and/or certain of its affiliates. Mr. Edens disclaims beneficial ownership of such shares. Mr. Edens directly owns and has sole dispositive power over 3,017,952 shares. Robert I. Kauffman directly owns and has sole dispositive power over 2,738,453 shares. Randal A. Nardone directly owns and has sole dispositive power over 2,904,553 shares.  As a result of being parties to our Stockholders Agreement, the affiliates of Fortress and Messrs. Edens, Kauffman and Nardone may be deemed to be a group within the meaning of Section 13(d)(3) of the Exchange Act and to be the beneficial owners of 43,116,426 shares.  The address for each of Fortress and the other parties listed above is 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

(6)
Information regarding FMR LLC (“FMR”) is based solely on an amended Schedule 13G filed with the SEC on February 16, 2010.  According to such Schedule 13G, FMR, a parent holding company, reported that it has sole voting power with respect to 255,900 shares and sole dispositive power with respect to 17,168,978 shares.  Fidelity Magellan Fund, an investment company registered under the Investment Company Act of 1940, is the beneficial owner of 10,383,900 shares. Members of the Edward C. Johnson 3d family together own approximately 49% of the voting power of FMR.  Edward C. Johnson 3d is the Chairman of FMR.  Fidelity Management & Research Company, a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 16,893,198 shares.  Pyramis Global Advisors, LLC, an indirect wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 19,300 shares.  Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 177,980 shares.  FIL Limited, a qualified institution under section 240.13d-1(b)(1)(ii), is the beneficial owner of 78,500 shares.  The address for each of FMR, Fidelity Magellan Fund and Fidelity Management & Research Company is 82 Devonshire Street, Boston, Massachusetts 02109.  The address for each of Pyramis Global Advisors, LLC and Pyramis Global Advisors Trust Company is 900 Salem Street, Smithfield, Rhode Island 02917.  The address for FIL Limited is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

(7)
Information regarding Cohen & Steers, Inc. (“C&S”) is based solely on a Schedule 13G filed with the SEC on January 8, 2010.  According to such Schedule 13G, C&S, a parent holding company, reported that it has sole voting power with respect to 10,009,806 shares and sole dispositive power with respect to 12,869,786 shares.  Cohen & Steers Capital Management, Inc. (“CSCA”), a wholly-owned subsidiary of C&S and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, reported that it has sole voting power with respect to 9,847,335 shares and sole dispositive power with respect to 12,527,086 shares.  Cohen & Steers Europe S.A., an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, reported that it has sole voting power with respect to 162,471 shares and sole dispositive power with respect to 342,700 shares.  C&S and CSCA together hold a 100% interest in Cohen & Steers Europe S.A.  The address for each of C&S and CSCA is 280 Park Avenue, 10th Floor, New York, New York 10017.  The address for Cohen & Steers Europe S.A. is Chausee de la Hulpe 116, 1170 Brussels, Belgium.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. We reviewed copies of the forms received by us or written representations from certain reporting persons that they were not required to file a Form 5. Based solely on that review, we believe that during the fiscal year ended December 31, 2009, our officers, directors and ten-percent stockholders complied with all Section 16(a) filing requirements applicable to them.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders Agreement

Upon the consummation of our initial public offering, we entered into a Stockholders Agreement with Fortress Brookdale Acquisition LLC, Fortress Investment Trust II, FIT-ALT Investor LLC and Health Partners (as has been and may be from time to time amended, the “Stockholders Agreement”). The Stockholders Agreement provides these stockholders with certain rights with respect to the designation of directors to our Board of Directors as well as registration rights for our securities owned by them. Upon consummation of the merger with ARC, and the related underwritten public offering, Health Partners no longer beneficially owned more than 5% of the voting power of the Company and is no longer a “Stockholder” for purposes of the Stockholders Agreement.  Fortress Brookdale Acquisition LLC, Fortress Investment Trust II, FIT-ALT Investor LLC, RIC Coinvestment Fund LP and their respective affiliates and permitted transferees are collectively referred to in this proxy statement as the “Fortress Stockholders.”

On November 4, 2009, we and the Fortress Stockholders entered into Amendment Number Two to the Stockholders Agreement.  Among other things, the amendment amended the Stockholders Agreement to provide that our Board will consist of not more than nine directors and that FIG LLC, an affiliate of Fortress, will be able to designate four directors, or if the Board is composed of eight or nine directors, five directors, for so long as the Fortress Stockholders and their permitted transferees beneficially own more than 35% of the voting power of our common stock (as compared to the 50% ownership threshold in place prior to the amendment).

Designation of Directors

As amended, the Stockholders Agreement requires that each of the Fortress Stockholders vote or cause to be voted all of our voting stock beneficially owned by each and to take all other reasonably necessary action so as to elect to our Board of Directors, so long as the Fortress Stockholders beneficially own (i) more than 35% of the voting power of the Company, four directors, or, if the board shall be composed of eight or nine members, five directors, designated by FIG LLC, or such other party designated by Fortress; (ii) between 25% and 50% of the voting power of the Company, three directors designated by FIG LLC; (iii) between 10% and 25% of the voting power of the Company, two directors designated by FIG LLC; and (iv) between 5% and 10% of the voting power of the Company, one director designated by FIG LLC.

If at any time the number of our directors entitled to be designated by FIG LLC pursuant to the Stockholders Agreement shall decrease, within ten days thereafter, FIG LLC shall cause the appropriate number of directors to resign and any such vacancy shall be filled by a majority vote of our Board of Directors.

In accordance with the Stockholders Agreement, FIG LLC (or its predecessor) has designated Wesley R. Edens, Tobia Ippolito, Jeffrey R. Leeds, James R. Seward and Frank M. Bumstead to our Board of Directors.

Registration Rights

Demand Rights. For so long as the Fortress Stockholders collectively and beneficially own an amount of our common stock at least equal to 5% or more of our common stock issued and outstanding immediately after the consummation of our initial public offering (a “Registrable Amount”), they will retain “demand” registration rights that allow them at any time after six months following the consummation of our initial public offering to request that we register under the Securities Act of 1933, as amended, an amount equal to or greater than 5% of our stock that they own. The Fortress Stockholders are entitled to an aggregate of two demand registrations. We are not required to maintain the effectiveness of the registration statement for more than 60 days. We are also not required to effect any demand registration within six months of a “firm commitment” underwritten offering to which the requestor held “piggyback” rights and which included at least 50% of the securities requested by the requestor to be included. We are not obligated to grant a request for a demand registration within four months of any other demand registration, and may refuse a request for demand registration if in our reasonable judgment, it is not feasible for us to proceed with the registration because of the unavailability of audited financial statements.

Piggyback Rights. For so long as the Fortress Stockholders beneficially own an amount of our common stock at least equal to 1% of our common stock issued and outstanding immediately after the consummation of our initial public offering, the Fortress Stockholders have “piggyback” registration rights that allow them to include the shares of common stock that they own in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on Forms S-4 or S-8) or by any of our other stockholders that have registration rights. The “piggyback” registration rights of these stockholders are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering.

Shelf Registration. For so long as the Fortress Stockholders beneficially own a Registrable Amount, they have a right to request a shelf registration on Form S-3, providing for an offering to be made on a continuous basis, subject to a time limit on our efforts to keep the shelf registration statement continuously effective and our right to suspend the use of the shelf registration prospectus for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12 month period) if we determine that certain disclosures required by the shelf registration statement would be detrimental to us or our stockholders. In addition, the Fortress Stockholders that have not made a request for a shelf registration may elect to participate in such shelf registration within ten days after notice of the registration is given.

Indemnification; Expenses. We have agreed to indemnify the Fortress Stockholders against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which they sell shares of our common stock, unless such liability arose from their misstatement or omission, and they have agreed to indemnify us against all losses caused by their misstatements or omissions. We will pay all expenses incident to our performance under the Stockholders Agreement, and the Fortress Stockholders will pay all underwriting discounts, commissions and transfer taxes relating to the sale of their shares under the Stockholders Agreement.

Employment of Glenn E. Sheriff

Since the date of our acquisition of ARC, we have employed Glenn E. Sheriff as a Senior Director.  He previously served as Senior Director of Marketing Analytics/Market Research and currently serves as Senior Director - Integration Office.  Mr. Sheriff is the son of W.E. Sheriff, our Chief Executive Officer.  Mr. Sheriff was previously employed in a substantially similar capacity for ARC.  Mr. Sheriff’s annual base salary is $113,409.  He also participates in our bonus program for similarly-situated management level employees and, like other similarly-situated employees, is eligible to receive awards of restricted stock under our Omnibus Stock Incentive Plan.  In addition, Mr. Sheriff is eligible to participate in the other benefit plans and programs we offer from time to time to similarly-situated employees.

Loan to Mark J. Schulte

In October 2000, Brookdale Living Communities Inc., or BLC, loaned approximately $2.0 million to Mark J. Schulte, a member of our Board of Directors and our former Co-Chief Executive Officer. In exchange, BLC received a ten-year, secured, non-recourse promissory note from Mr. Schulte, which bears interest at a rate of 6.09% per annum, 2.0% of which is payable in cash and the remainder of which accrues and will be paid at maturity on October 2, 2010. The largest outstanding amount of indebtedness due on the note since the beginning of fiscal 2009 was approximately $2.8 million.  At April 19, 2010, the outstanding indebtedness on the loan was approximately $2.8 million.  The amount of interest paid on the loan since the beginning of fiscal 2009 was approximately $61,000.  No portion of the principal has been repaid since the beginning of fiscal 2009.  The note was originally secured by Mr. Schulte’s membership interests in Fortress Brookdale Acquisition LLC, or FBA, an affiliate of Fortress and the former holder of a majority of the outstanding common stock of BLC. The loan to Mr. Schulte resulted from negotiations between Mr. Schulte and Fortress, our largest stockholder. As a result, some of the terms of this loan may not have been as favorable to us as if such loan was negotiated with an unaffiliated third party. In connection with our formation transactions in September 2005, BLC and Mr. Schulte substituted as collateral for this loan 115,159 shares of our common stock received by Mr. Schulte in exchange for his membership interests in FBA.  Following the formation transactions, BLC became a wholly-owned subsidiary of the Company.

Consulting Arrangement with Paul A. Froning

In connection with his separation from the company in February 2008, Paul A. Froning, our former Executive Vice President and Chief Investment Officer, was retained to serve as a consultant to the company.  During the period of his consultancy, Mr. Froning also served as an employee of Fortress.  Under the terms of the Separation and Consulting Agreement we entered into with him, we agreed to provide Mr. Froning with Chicago office space and assistance from Brookdale personnel comparable to what he had as an officer of the company.  Pursuant to our agreement with Mr. Froning, all of his outstanding restricted stock awards were amended to provide that all unvested shares of restricted stock previously granted to him were to continue vesting in accordance with the original vesting schedules for so long as he continued to serve us as a consultant.  Any termination of his consulting services was to be treated as a termination of employment for purposes of his award agreements.

Mr. Froning’s consulting arrangement was terminated by us in April 2009.  Accordingly, 30,578 shares of restricted stock that he held as of the date of termination vested at that time and the remaining 27,764 shares of restricted stock that he held at that time were forfeited.

Leases with Holiday Retirement

During 2008, we began leasing space in a number of communities owned by Holiday Retirement so that we could establish outpatient rehabilitation clinics and/or home health agencies therein.  Holiday Retirement is owned by funds affiliated with Fortress.  We have agreed with Holiday that the terms and provisions of any leases entered into between us must clearly be at fair market value and that certain agreed upon mechanisms will be used to price the fair market rent for leases in particular Holiday communities.  We will only be leasing the amount of space that we reasonably believe is necessary.  For each lease, the rent will be determined at the inception of the applicable lease, and will be subject to a reasonable, annual escalation factor.  All of the leases will be on the same form agreed upon by the parties, and will be based upon the standard form previously approved by Holiday’s lenders.  Under the terms of the leases that have been entered into to date, we are required to pay Holiday periodic rental payments aggregating approximately $470,000 (calculated as the aggregate amount of periodic rental payments since the beginning of 2009 through the remaining terms of the existing leases).  We currently lease space in nine of Holiday’s communities.

Participation of Fortress Funds in Brookdale Credit Facilities

During 2008, we learned that certain funds affiliated with Fortress became participating lenders under our revolving credit facility.  Immediately prior to entering into an amended and restated credit facility on February 27, 2009, such funds, in the aggregate, were committed for $136.4 million of the $245.0 million line of credit limit.  Based on actual borrowings in effect immediately prior to entering into our 2009 amended and restated credit facility, we were indebted to these funds in the aggregate amount of $108.6 million.  These Fortress funds were also participating lenders under our 2009 amended and restated credit facility.  In the aggregate, as of December 31, 2009, these funds were committed for approximately $32.4 million of the $75.0 million line of credit limit.  As of December 31, 2009, there were no outstanding borrowings under the revolving loan facility and $17.3 million of letters of credit had been issued under the credit facility.  The largest outstanding amount of our indebtedness to the Fortress funds under these credit facilities since the beginning of fiscal 2009 was approximately $108.6 million.  Effective February 23, 2010, we terminated the 2009 amended and restated credit facility.

Amounts outstanding under the previous credit facility bore interest at the base rate plus 3.0% or LIBOR plus 4.0%, at our election.  Amounts drawn under the 2009 amended and restated credit facility bore interest, at our option, at either (i) LIBOR plus a margin of 7.0% (6.0% effective June 1, 2009) or (ii) the greater of (a) the Bank of America prime rate or (b) the Federal Funds rate plus 0.5%, plus a margin of 7.0% (6.0% effective June 1, 2009).  For purposes of determining the interest rate, in no event would the base rate or LIBOR be less than 3.0%.  In connection with the loan commitments, we paid a quarterly commitment fee of 1.0% per annum on the average daily amount of undrawn funds.  The amount of interest paid to the Fortress funds under these credit facilities since the beginning of fiscal 2009 was approximately $2.4 million.  In addition, since the beginning of fiscal 2009, we have paid fees to the Fortress funds under these credit facilities of approximately $0.7 million.

Fortress Offering Expenses

Under the terms of the registration rights provisions of our Stockholders Agreement (described above), we are generally obligated to pay all fees and expenses incurred in connection with certain public offerings by affiliates of Fortress (other than underwriting discounts, commissions and transfer taxes).  In connection with our obligations thereunder, we incurred approximately $800,000 of expenses in 2009 related to a public equity offering by certain Fortress affiliates.

Policies and Procedures for Related Party Transactions

Our Board of Directors has adopted a written Policy and Procedures with Respect to Related Person Transactions, which we refer to as our Related Person Policy. Pursuant to the terms of the Related Person Policy, we will enter into or ratify related person transactions only when the Audit Committee of our Board of Directors determines that the transaction in question is in, or is not inconsistent with, the best interests of the Company and our stockholders.

Related person transactions that are identified as such prior to the consummation thereof or amendment thereto may be consummated or amended only if the transaction has been reviewed and approved in advance by the Audit Committee (or in those instances where the General Counsel determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, by the chair of the Audit Committee).  All Related Persons (defined below) and all business unit leaders responsible for a proposed transaction are required to report to our legal department any potential related person transaction prior to entering into the transaction.  The legal department will determine whether the transaction is a related person transaction and, therefore, should be submitted to the Audit Committee for consideration.  In the event our Chief Executive Officer, Chief Financial Officer or General Counsel becomes aware of a pending or ongoing related person transaction that has not been previously approved or ratified, the transaction will promptly be submitted to the Audit Committee or its chair, which will evaluate all available options, including ratification, amendment or termination of the transaction.  In the event any of such persons become aware of a completed related person transaction that has not been previously approved or ratified, the Audit Committee or its chair shall evaluate the transaction to determine if rescission of the transaction and/or any disciplinary action is appropriate.

At the Audit Committee’s first meeting of each fiscal year, the committee will review any previously approved or ratified related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000 and, taking into consideration the Company’s contractual obligations, will determine whether to continue, modify or terminate each such transaction.

Our Related Person Policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest.

A “Related Person”, as defined in our Related Person Policy, means any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Our Related Person Policy also requires Audit Committee pre-approval of proposed charitable contributions, or pledges of charitable contributions, by the Company to a charitable or non-profit organization for which a Related Person is actively involved in fundraising or otherwise serves as a director, trustee or in a similar capacity.

Because our Related Person Policy was initially adopted in early 2007, many of the transactions described above were not subject to the policy’s pre-approval requirements.  Since the policy has been in place, the Committee has pre-approved all new related party transactions and has ratified each of the transactions described above that remains ongoing.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed Brookdale’s audited consolidated financial statements as of and for the year ended December 31, 2009 and discussed these financial statements with Brookdale’s management, including a discussion of the quality and the acceptability of the accounting principles, the reasonableness of significant judgments and estimates, and the clarity and completeness of disclosures in the financial statements. Brookdale’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of Brookdale’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report on their audit of the financial statements. The Audit Committee’s responsibility is to monitor and review these processes. The Audit Committee has also reviewed and discussed with Ernst & Young LLP the audited financial statements, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and other matters the Committee deemed appropriate.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP such firm’s independence.  The Audit Committee also considered whether the independent auditors’ provision of other, non-audit related services to Brookdale is compatible with maintaining such auditors’ independence.

Based on the review and discussions with management and Ernst & Young LLP described above, and its review of the representations and information provided by management and Ernst & Young LLP, the Audit Committee recommended to Brookdale’s Board of Directors that the audited financial statements be included in Brookdale’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee of the Board of Directors,

AUDIT COMMITTEE

Jeffrey R. Leeds, Chairman
Jackie M. Clegg
James R. Seward

PROPOSAL NUMBER TWO
RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposed Independent Registered Public Accounting Firm

In accordance with its charter, the Audit Committee has selected the firm of Ernst & Young LLP, independent accountants (“E&Y”), to be Brookdale’s independent registered public accounting firm for the year 2010 and has further directed that the appointment of E&Y be submitted for ratification by our stockholders at the 2010 Annual Meeting. If the stockholders do not ratify this appointment, our Audit Committee will re-evaluate the appointment of E&Y.

E&Y was also Brookdale’s independent registered public accounting firm for 2009. Before selecting E&Y, the Audit Committee carefully considered E&Y’s qualifications as independent auditors for Brookdale. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with E&Y in all of these respects. The Audit Committee’s review included inquiry concerning any litigation involving E&Y and any proceedings by the SEC against the firm. In this respect, the Audit Committee has concluded that the ability of E&Y to perform services for Brookdale is in no way adversely affected by any such investigation or litigation.

The Audit Committee also oversees the work of E&Y, and E&Y reports directly to the Audit Committee in this regard. The Audit Committee also reviews and approves E&Y’s annual engagement letter, including the proposed fees, and determines or sets the policy regarding all audit, and all permitted non-audit, engagements and relationships between Brookdale and E&Y. The Audit Committee also reviews and discusses with E&Y their annual audit plan, including the timing and scope of audit activities, and monitors the progress and results of the plan during the year.

A representative of E&Y will be present at the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR the ratification of the appointment of E&Y as Brookdale’s independent registered public accounting firm for fiscal year 2010.

Audit Fees, Audit Related Fees, Tax Fees and All Other Fees

In connection with the audit of the 2009 financial statements, Brookdale entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP has performed audit services for Brookdale. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

Set forth below are the aggregate fees billed by E&Y during 2009 and 2008 for all audit, audit related, tax and other services provided by E&Y to Brookdale.

	2009	2008
Audit Fees	$1,494,500	$1,452,000
Audit Related Fees	$7,995	$1,500
Tax Fees	$-	$-
All Other Fees	$-	$-

“Audit Fees” include fees for the audit of Brookdale’s annual financial statements and review of financial statements included in Brookdale’s quarterly reports (Forms 10-Q) and fees for the audit of internal control over financial reporting. This category also includes review of, and consents for, filings with the SEC related to acquisitions and registration statements (including secondary offerings) and the issuance of comfort letters associated with those offerings.

“Audit Related Fees” include fees for services related to audits not required by statute or regulations and the performance of due diligence procedures in connection with our acquisitions.

“Tax Fees” include fees for professional services rendered by E&Y for tax compliance, tax advice, and tax planning. These corporate tax services include technical tax advice on tax matters, assistance with preparing tax returns, value added tax, government sales tax and equivalent tax matters in local jurisdictions, assistance with local tax authority documentation and reporting requirements for tax compliance purposes, and assistance with tax audit defense matters.

“All Other Fees” include fees paid by Brookdale to E&Y that are not included in the three paragraphs above. There were no services in that category in 2009 or 2008.

Audit Committee Pre-Approval Policies and Procedures

Brookdale’s Audit Committee has policies and procedures that require the pre-approval by the Audit Committee or one of its members of all fees paid to, and all services performed by, Brookdale’s independent registered public accounting firm. In the early part of each year, the Audit Committee approves the proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by these firms during the year. In addition, pre-approval by the Audit Committee or one of its members is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee. Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the table above were authorized and approved in compliance with the Audit Committee pre-approval policies and procedures described herein.

Deadline for Submitting Stockholder Proposals

Stockholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting proxy statement must submit their proposals so that they are received at Brookdale’s principal executive offices no later than December 31, 2010. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Under our Bylaws, in order for a stockholder proposal to be included in our proxy statement and form of proxy for our next annual meeting, the stockholder must be a stockholder of record on the date the notice is given, and the notice must be received by Brookdale between February 15, 2011 and March 17, 2011 unless the 2011 annual meeting is called for a date that is not within twenty-five days before or after June 15, 2011, in which case the notice must be received by Brookdale not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first.

The notice must set forth, as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting, (b) the stockholder’s name and record address, (c) the class or series and number of shares of capital stock of Brookdale that the stockholder owns beneficially or of record, (d) a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposal of the business by the stockholder and any material interest of the stockholder in the business and (e) a representation that the stockholder intends to appear in person or by proxy at the annual meeting to bring the business before the meeting.

The notice should be mailed to the Secretary of Brookdale at “Attention: Secretary, Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027”. Brookdale reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Other Matters

The Board of Directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy or their substitutes acting thereunder, to vote, or otherwise act, in accordance with their best judgment on those matters.

No person is authorized to give any information or to make any representation not contained in this proxy statement, and, if given or made, such information or representation should not be relied upon as having been authorized. The delivery of this proxy statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the proxy statement.

Additional Information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and on the web site maintained by the SEC at www.sec.gov. Such information will also be furnished upon written request to Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027, Attention: Secretary, and can also be accessed through our website at www.brookdaleliving.com.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 may be obtained, without charge, by any stockholder to whom this proxy statement is sent, upon written request to T. Andrew Smith, Secretary, Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Brookdale Senior Living Inc., 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027, Attention: Secretary.

BROOKDALE
SENIOR LIVING

BROOKDALE SENIOR LIVING INC.
ATTN: CORPORATE SECRETARY
111 WESTWOOD PLACE, SUITE 400
BRENTWOOD, TN 37027

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Jackie M. Clegg 02 Tobia Ippolito 03 James R. Seward

The Board of Directors recommends you vote FOR the following proposal(s):

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000067106_1 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 2009 Annual Report is/are available at www.proxyvote.com .

BROOKDALE SENIOR LIVING INC.
Annual Meeting of Stockholders
June 15, 2010 10:00 AM CDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Wesley R. Edens, W.E. Sheriff and T. Andrew Smith, or any of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Brookdale Senior Living Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Brookdale Senior Living Inc., to be held on Tuesday, June 15, 2010 at 10:00 A.M., local time, at the Company's corporate offices located at 111 Westwood Place, Brentwood, Tennessee, including any adjournments and postponements thereof, upon the matters set forth on the reverse side and more fully described in the notice and proxy statement for said Annual Meeting and in their discretion upon all other matters that may properly come before said Annual Meeting.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES FOR DIRECTOR, FOR PROPOSAL 2 AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

0000067106_2 R2.09.05.010

Continued and to be signed on reverse side